Exhibit 99.1

EQUITY ONE, INC. AND SUBSIDIARIES

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Board of Directors and Stockholders

Equity One, Inc.

We have audited the accompanying consolidated balance sheets of Equity One, Inc. and subsidiaries as of December 31, 2015 and 2014, and the related consolidated statements of income, comprehensive income, equity and cash flows for each of the three years in the period ended December 31, 2015. These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the consolidated financial position of Equity One, Inc. and subsidiaries at December 31, 2015 and 2014, and the consolidated results of their operations and their cash flows for each of the three years in the period ended December 31, 2015, in conformity with U.S. generally accepted accounting principles.

As discussed in Note 2 to the consolidated financial statements, the Company changed its method for reporting discontinued operations effective January 1, 2014.

We also have audited, in accordance with the standards of the Public Company Accounting Oversight Board (United States), Equity One, Inc. and subsidiaries’ internal control over financial reporting as of December 31, 2015, based on criteria established in Internal Control-Integrated Framework issued by the Committee of Sponsoring Organizations of the Treadway Commission (2013 framework) and our report dated February 26, 2016 expressed an unqualified opinion thereon.

/s/ Ernst & Young LLP

New York, New York

February 26, 2016

EQUITY ONE, INC. AND SUBSIDIARIES

Consolidated Balance Sheets

December 31, 2015 and 2014

(In thousands, except share par value amounts)

	December 31, 2015	December 31, 2014
ASSETS
Properties:
Income producing	$3,337,531	$3,128,081
Less: accumulated depreciation	(438,992)	(381,533)

Income producing properties, net	2,898,539	2,746,548
Construction in progress and land	167,478	161,872
Property held for sale	2,419	—

Properties, net	3,068,436	2,908,420
Cash and cash equivalents	21,353	27,469
Cash held in escrow and restricted cash	250	250
Accounts and other receivables, net	11,808	11,859
Investments in and advances to unconsolidated joint ventures	64,600	89,218
Goodwill	5,838	6,038
Other assets	203,618	213,525

TOTAL ASSETS	$3,375,903	$3,256,779

LIABILITIES AND EQUITY
Liabilities:
Notes payable:
Mortgage notes payable	$282,029	$311,778
Unsecured senior notes payable	518,401	731,136
Term loans	475,000	250,000
Unsecured revolving credit facilities	96,000	37,000

	1,371,430	1,329,914
Unamortized deferred financing costs and premium/discount on notes payable, net	(4,708)	(2,319)

Total notes payable	1,366,722	1,327,595
Other liabilities:
Accounts payable and accrued expenses	46,602	49,924
Tenant security deposits	9,449	8,684
Deferred tax liability	13,276	12,567
Other liabilities	169,703	167,400

Total liabilities	1,605,752	1,566,170

Commitments and contingencies	—	—
Stockholders’ equity:
Preferred stock, $0.01 par value – 10,000 shares authorized but unissued	—	—
Common stock, $0.01 par value – 250,000 shares authorized and 129,106 shares issued and outstanding at December 31, 2015 and 150,000 shares authorized and 124,281 shares issued and outstanding at December 31, 2014	1,291	1,243
Additional paid-in capital	1,972,369	1,843,348
Distributions in excess of earnings	(407,676)	(360,172)
Accumulated other comprehensive loss	(1,978)	(999)

Total stockholders’ equity of Equity One, Inc.	1,564,006	1,483,420

Noncontrolling interests	206,145	207,189

Total equity	1,770,151	1,690,609

TOTAL LIABILITIES AND EQUITY	$3,375,903	$3,256,779

See accompanying notes to the consolidated financial statements.

EQUITY ONE, INC. AND SUBSIDIARIES

Consolidated Statements of Income

For the years ended December 31, 2015, 2014 and 2013

(In thousands, except per share data)

	2015	2014	2013
REVENUE:
Minimum rent	$272,204	$268,257	$248,086
Expense recoveries	80,737	77,640	77,499
Percentage rent	5,335	5,107	4,328
Management and leasing services	1,877	2,181	2,598

Total revenue	360,153	353,185	332,511
COSTS AND EXPENSES:
Property operating	51,373	49,332	50,292
Real estate taxes	42,167	40,161	39,355
Depreciation and amortization	92,997	101,345	87,266
General and administrative	36,277	41,174	39,514

Total costs and expenses	222,814	232,012	216,427

INCOME BEFORE OTHER INCOME AND EXPENSE, TAX AND DISCONTINUED OPERATIONS	137,339	121,173	116,084
OTHER INCOME AND EXPENSE:
Investment income	210	365	6,631
Equity in income of unconsolidated joint ventures	6,493	10,990	1,648
Other income	5,990	3,454	216
Interest expense	(55,322)	(66,427)	(70,566)
Gain on sale of operating properties	3,952	14,029	—
(Loss) gain on extinguishment of debt	(7,298)	(2,750)	107
Impairment loss	(16,753)	(21,850)	(5,641)

INCOME FROM CONTINUING OPERATIONS BEFORE TAX AND DISCONTINUED OPERATIONS	74,611	58,984	48,479
Income tax benefit (provision) of taxable REIT subsidiaries	856	(850)	484

INCOME FROM CONTINUING OPERATIONS	75,467	58,134	48,963

DISCONTINUED OPERATIONS:
Operations of income producing properties	—	(238)	5,769
Gain on disposal of income producing properties	—	3,222	39,587
Impairment loss	—	—	(4,976)
Income tax provision of taxable REIT subsidiaries	—	(27)	(686)

INCOME FROM DISCONTINUED OPERATIONS	—	2,957	39,694

NET INCOME	75,467	61,091	88,657

Net income attributable to noncontrolling interests – continuing operations	(10,014)	(12,206)	(10,209)
Net loss (income) attributable to noncontrolling interests – discontinued operations	—	12	(494)

NET INCOME ATTRIBUTABLE TO EQUITY ONE, INC.	$65,453	$48,897	$77,954

EARNINGS PER COMMON SHARE – BASIC:
Continuing operations	$0.51	$0.37	$0.32
Discontinued operations	—	0.02	0.33

	$0.51	$0.39	$0.66 *

Number of Shares Used in Computing Basic Earnings per Share	127,957	119,403	117,389

EARNINGS PER COMMON SHARE – DILUTED:
Continuing operations	$0.51	$0.37	$0.32
Discontinued operations	—	0.02	0.33

	$0.51	$0.39	$0.65

Number of Shares Used in Computing Diluted Earnings per Share	128,160	119,725	117,771

CASH DIVIDENDS DECLARED PER COMMON SHARE	$0.88	$0.88	$0.88

*	Note: EPS does not foot due to the rounding of the individual calculations.

See accompanying notes to the consolidated financial statements.

EQUITY ONE, INC. AND SUBSIDIARIES

Consolidated Statements of Comprehensive Income

For the years ended December 31, 2015, 2014 and 2013

(In thousands)

	2015	2014	2013
NET INCOME	$75,467	$61,091	$88,657
OTHER COMPREHENSIVE (LOSS) INCOME:
Net amortization of interest rate contracts included in net income	(24)	63	63
Net unrealized (loss) gain on interest rate swaps (1)	(4,379)	(7,086)	6,615
Net loss on interest rate swaps reclassified from accumulated other comprehensive income into interest expense	3,424	3,480	3,451

Other comprehensive (loss) income	(979)	(3,543)	10,129

COMPREHENSIVE INCOME	74,488	57,548	98,786

Comprehensive income attributable to noncontrolling interests	(10,014)	(12,194)	(10,703)

COMPREHENSIVE INCOME ATTRIBUTABLE TO EQUITY ONE, INC.	$64,474	$45,354	$88,083

(1)	This amount includes our share of our unconsolidated joint ventures’ net unrealized losses of $250, $545 and $42 for the years ended December 31, 2015, 2014 and 2013, respectively.

See accompanying notes to the consolidated financial statements.

EQUITY ONE, INC. AND SUBSIDIARIES

Consolidated Statements of Equity

For the years ended December 31, 2015, 2014 and 2013

(In thousands)

	Common Stock		Additional Paid-In Capital	Distributions in Excess of Earnings	Accumulated Other Comprehensive (Loss) Income	Total Stockholders’ Equity of Equity One, Inc.	Non- controlling Interests	Total Equity
	Shares	Amount
BALANCE AT JANUARY 1, 2013	116,938	$1,169	$1,679,227	$(276,085)	$(7,585)	$1,396,726	$207,753	$1,604,479
Issuance of common stock	725	7	8,891	—	—	8,898	—	8,898
Repurchase of common stock	(16)	—	(388)	—	—	(388)	—	(388)
Stock issuance costs	—	—	(96)	—	—	(96)	—	(96)
Share-based compensation expense	—	—	6,414	—	—	6,414	—	6,414
Restricted stock reclassified from liability to equity	—	—	51	—	—	51	—	51
Net income, excluding $695 of net income attributable to redeemable noncontrolling interests	—	—	—	77,954	—	77,954	10,008	87,962
Dividends declared on common stock	—	—	—	(104,279)	—	(104,279)	—	(104,279)
Distributions to noncontrolling interests	—	—	—	—	—	—	(10,038)	(10,038)
Revaluation of redeemable noncontrolling interest	—	—	(226)	—	—	(226)	—	(226)
Purchase of noncontrolling interest	—	—	—	—	—	—	(9)	(9)
Reclassification of redeemable NCI to permanent equity	—	—	—	—	—	—	29	29
Other comprehensive income	—	—	—	—	10,129	10,129	—	10,129

BALANCE AT DECEMBER 31, 2013	117,647	1,176	1,693,873	(302,410)	2,544	1,395,183	207,743	1,602,926
Issuance of common stock	6,699	67	145,380	—	—	145,447	—	145,447
Repurchase of common stock	(65)	—	(1,752)	—	—	(1,752)	—	(1,752)
Stock issuance costs	—	—	(591)	—	—	(591)	—	(591)
Share-based compensation expense	—	—	7,498	—	—	7,498	—	7,498
Restricted stock reclassified from liability to equity	—	—	117	—	—	117	—	117
Net income	—	—	—	48,897	—	48,897	12,194	61,091
Dividends declared on common stock	—	—	—	(106,659)	—	(106,659)	—	(106,659)
Distributions to noncontrolling interests	—	—	—	—	—	—	(11,962)	(11,962)
Purchase of noncontrolling interest	—	—	(1,177)	—	—	(1,177)	(786)	(1,963)
Other comprehensive loss	—	—	—	—	(3,543)	(3,543)	—	(3,543)

BALANCE AT DECEMBER 31, 2014	124,281	1,243	1,843,348	(360,172)	(999)	1,483,420	207,189	1,690,609
Issuance of common stock	4,837	48	124,867	—	—	124,915	—	124,915
Repurchase of common stock	(12)	—	(320)	—	—	(320)	—	(320)
Stock issuance costs	—	—	(624)	—	—	(624)	—	(624)
Share-based compensation expense	—	—	5,158	—	—	5,158	—	5,158
Restricted stock reclassified from liability to equity	—	—	108	—	—	108	—	108
Net income	—	—	—	65,453	—	65,453	10,014	75,467
Dividends declared on common stock	—	—	—	(112,957)	—	(112,957)	—	(112,957)
Distributions to noncontrolling interests	—	—	—	—	—	—	(10,010)	(10,010)
Purchase of noncontrolling interests	—	—	(168)	—	—	(168)	(1,048)	(1,216)
Other comprehensive loss	—	—	—	—	(979)	(979)	—	(979)

BALANCE AT DECEMBER 31, 2015	129,106	$1,291	$1,972,369	$(407,676)	$(1,978)	$1,564,006	$206,145	$1,770,151

See accompanying notes to the consolidated financial statements.

EQUITY ONE, INC. AND SUBSIDIARIES

Consolidated Statements of Cash Flows

For the years ended December 31, 2015, 2014 and 2013

(In thousands)

	2015	2014	2013
OPERATING ACTIVITIES:
Net income	$75,467	$61,091	$88,657
Adjustments to reconcile net income to net cash provided by operating activities:
Straight-line rent adjustment	(4,612)	(3,788)	(2,344)
Accretion of below-market lease intangibles, net	(12,759)	(18,870)	(12,904)
Amortization of below-market ground lease intangibles	601	601	601
Equity in income of unconsolidated joint ventures	(6,493)	(10,990)	(1,648)
Remeasurement gain on equity interests in joint ventures	(5,498)	(2,807)	—
Income tax (benefit) provision of taxable REIT subsidiaries	(856)	877	202
Increase (decrease) in allowance for losses on accounts receivable	2,521	(27)	3,736
Amortization of deferred financing costs and premium / discount on notes payable, net	1,051	(4)	(57)
Depreciation and amortization	95,514	103,240	93,317
Share-based compensation expense	5,260	7,267	6,173
Amortization of derivatives, net	78	63	63
Gain on sale of operating properties	(3,952)	(17,251)	(39,587)
Loss on extinguishment of debt	7,298	2,750	31
Operating distributions from joint ventures	3,427	3,121	53
Impairment loss	16,753	21,850	10,617
Changes in assets and liabilities, net of effects of acquisitions and disposals:
Accounts and other receivables	(2,097)	1,169	(2,950)
Other assets	(660)	(71)	(4,653)
Accounts payable and accrued expenses	(6,895)	(4,013)	(4,645)
Tenant security deposits	765	(244)	(289)
Other liabilities	(148)	131	(1,631)

Net cash provided by operating activities	164,765	144,095	132,742

INVESTING ACTIVITIES:
Acquisition of income producing properties	(98,300)	(93,447)	(109,449)
Additions to income producing properties	(20,992)	(19,376)	(13,661)
Acquisition of land	(1,350)	—	(3,000)
Additions to construction in progress	(63,600)	(77,095)	(54,005)
Deposits for the acquisition of income producing properties	(10)	(50)	(75)
Proceeds from sale of operating properties	5,805	145,470	286,511
Decrease (increase) in cash held in escrow	—	10,662	(10,662)
Purchase of below-market leasehold interest	—	—	(25,000)
Increase in deferred leasing costs and lease intangibles	(6,838)	(7,440)	(9,266)
Investment in joint ventures	(23,939)	(9,028)	(30,401)
(Advances to) repayments of advances to joint ventures	—	(154)	5
Distributions from joint ventures	15,666	16,394	12,576
Investment in loans receivable	—	—	(12,000)
Repayment of loans receivable	—	60,526	91,474
Collection of development costs tax credit	14,258	—	—

Net cash (used in) provided by investing activities	(179,300)	26,462	123,047

EQUITY ONE, INC. AND SUBSIDIARIES

Consolidated Statements of Cash Flows

For the years ended December 31, 2015, 2014 and 2013

(In thousands)

	2015	2014	2013
FINANCING ACTIVITIES:
Repayments of mortgage notes payable	(51,064)	(132,564)	(48,279)
Deposit for mortgage loan	(1,898)	—	—
Net borrowings (repayments) under revolving credit facility	59,000	(54,000)	(81,000)
Repayment of senior notes payable	(220,155)	—	—
Borrowings under term loan, net	222,916	—	—
Payment of deferred financing costs	(168)	(3,638)	—
Proceeds from issuance of common stock	124,915	145,447	8,898
Repurchase of common stock	(320)	(1,752)	(388)
Stock issuance costs	(624)	(591)	(96)
Dividends paid to stockholders	(112,957)	(106,659)	(104,279)
Purchase of noncontrolling interests	(1,216)	(2,952)	(18,972)
Distributions to redeemable noncontrolling interests	—	—	(3,468)
Distributions to noncontrolling interests	(10,010)	(11,962)	(10,038)

Net cash provided by (used in) financing activities	8,419	(168,671)	(257,622)

Net (decrease) increase in cash and cash equivalents	(6,116)	1,886	(1,833)
Cash and cash equivalents at beginning of the year	27,469	25,583	27,416

Cash and cash equivalents at end of the year	$21,353	$27,469	$25,583

SUPPLEMENTAL DISCLOSURE OF CASH AND NON-CASH INFORMATION:
Cash paid for interest (net of capitalized interest of $4,755, $4,969 and $2,863 in 2015, 2014 and 2013, respectively)	$57,256	$67,409	$72,145

We acquired upon acquisition of certain income producing properties and land:
Income producing properties and land	$180,285	$115,567	$164,719
Intangible and other assets	9,629	7,362	10,559
Intangible and other liabilities	(18,264)	(12,194)	(27,128)

Net assets acquired	171,650	110,735	148,150
Assumption of mortgage notes payable	(27,750)	(11,353)	(35,701)
Transfer of existing equity interests in joint ventures	(44,250)	(5,935)	—

Cash paid for income producing properties and land	$99,650	$93,447	$112,449

See accompanying notes to the consolidated financial statements.

EQUITY ONE, INC. AND SUBSIDIARIES

Notes to the Consolidated Financial Statements

For the years ended December 31, 2015, 2014 and 2013

1.	Organization and Basis of Presentation

Organization

We are a real estate investment trust, or REIT, that owns, manages, acquires, develops and redevelops shopping centers and retail properties located primarily in supply constrained suburban and urban communities. We were organized as a Maryland corporation in 1992, completed our initial public offering in May 1998, and have elected to be taxed as a REIT since 1995.

As of December 31, 2015, our portfolio comprised 126 properties, including 102 retail properties and five non-retail properties totaling approximately 12.6 million square feet of gross leasable area, or GLA, 13 development or redevelopment properties with approximately 2.8 million square feet of GLA, and six land parcels. As of December 31, 2015, our retail occupancy excluding developments and redevelopments was 96.0% and included national, regional and local tenants. Additionally, we had joint venture interests in six retail properties and two office buildings totaling approximately 1.4 million square feet of GLA.

Basis of Presentation

The consolidated financial statements include the accounts of Equity One, Inc. and our wholly-owned subsidiaries and those other entities in which we have a controlling financial interest, including where we have been determined to be a primary beneficiary of a variable interest entity (“VIE”) in accordance with the Financial Accounting Standards Board (“FASB”) Accounting Standards Codification (“ASC”). Equity One, Inc. and its subsidiaries are hereinafter referred to as the “Company,” “we,” “our,” “us” or similar terms. All significant intercompany transactions and balances have been eliminated in consolidation. Certain prior-period data have been reclassified to conform to the current period presentation.

The operations of certain properties sold have been classified as discontinued, and the associated results of operations and financial position are separately reported for all periods presented as they were classified as held for sale prior to the adoption of Accounting Standards Update (“ASU”) 2014-08, “Reporting Discontinued Operations and Disclosures of Disposals of Components of an Entity.” See Notes 2 and 5 for further discussion. Information in these notes to the consolidated financial statements, unless otherwise noted, does not include the accounts of discontinued operations.

In April 2015, the FASB issued ASU 2015-03, “Simplifying the Presentation of Debt Issuance Costs,” which requires that debt issuance costs related to a recognized debt liability be presented in the balance sheet as a direct deduction from the carrying amount of that debt liability, consistent with debt discounts. We have elected to early adopt ASU 2015-03 and have retrospectively applied the guidance to our unsecured senior notes payable, term loans, and mortgage notes payable for all periods presented. See Note 12 for further discussion.

2.	Summary of Significant Accounting Policies

Use of Estimates

The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America (“GAAP”) requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenue and expenses during the reporting period. Actual results could differ from those estimates.

Properties

Income producing properties are stated at cost, less accumulated depreciation and amortization. Costs include those related to acquisition, development and construction, including tenant improvements, interest incurred during development, costs of predevelopment and certain direct and indirect costs of development.

Depreciation and amortization is computed using the straight-line method over the estimated useful lives of the assets as follows:

Buildings	30-55 years

Building and land improvements	2-40 years

Tenant improvements	Lesser of minimum lease term or economic useful life

Furniture, fixtures and equipment	3-10 years

Expenditures for ordinary maintenance and repairs are expensed to operations as they are incurred. Significant renovations and improvements that improve or extend the useful lives of assets are capitalized.

Business Combinations

We account for business combinations, including the acquisition of income producing properties, using the acquisition method by recognizing and measuring the identifiable assets acquired, liabilities assumed, and any noncontrolling interests in the acquiree at their acquisition date fair values. As a result, upon the acquisition of income producing properties, we estimate the fair value of the acquired tangible assets (consisting of land, building, building improvements, and tenant improvements), identified intangible assets and liabilities (consisting of the value of above- and below-market leases, in-place leases, and tenant relationships, where applicable), assumed debt, and noncontrolling interests issued at the date of acquisition, where applicable, based on our evaluation of information and estimates available at that date. Based on these estimates, we allocate the purchase price to the identified assets acquired and liabilities assumed. Fair value is determined based on an exit price approach, which contemplates the price that would be received to sell an asset or paid to transfer a liability in an orderly transaction between market participants at the measurement date. If, up to one year from the acquisition date, information regarding fair value of the assets acquired and liabilities assumed is received and estimates are refined, appropriate adjustments are made to the purchase price allocation on a prospective basis. Costs related to business combinations are expensed as incurred and are included in general and administrative expenses in our consolidated statements of income.

In allocating the purchase price of an acquired property to identified intangible assets and liabilities, the value of above-market and below-market leases is estimated based on the present value of the difference between the contractual amounts, including fixed rate below-market lease renewal options, to be paid pursuant to the in-place leases and our estimate of the market lease rates and other lease provisions (i.e., expense recapture, base rental changes, etc.) for comparable leases measured over a period equal to the estimated remaining term of the lease. The capitalized above-market or below-market intangible is amortized to rental revenue over the estimated remaining term of the respective leases, which includes expected renewal option periods, if applicable. If a lease terminates prior to its stated expiration, all unamortized amounts relating to that lease are written off.

In determining the value of in-place leases, we consider current market conditions and costs to execute similar leases to arrive at an estimate of the carrying costs during the period expected to be required to lease the property from vacant to its existing occupancy. In estimating carrying costs, we include estimates of lost rental and recovery revenue during the expected lease-up periods and costs to execute similar leases, including lease commissions, legal, and other related costs based on current market demand. The value assigned to in-place leases is amortized to depreciation expense over the estimated remaining term of the respective leases. If a lease terminates prior to its stated expiration, all unamortized amounts relating to that lease are written off.

The results of operations of acquired properties are included in our financial statements as of the dates they are acquired. The intangible assets and liabilities associated with property acquisitions are included in other assets and other liabilities in our consolidated balance sheets.

Construction in Progress and Land

Construction in progress and land are carried at cost, and no depreciation is recorded. Properties undergoing significant renovations and improvements are considered under development. All direct and indirect costs related to development activities are capitalized into construction in progress and land on our consolidated balance sheets, except for certain demolition costs, which are expensed as incurred. Costs incurred include predevelopment expenditures directly related to a specific project, development and construction costs, interest, insurance and real estate taxes. Indirect development costs include employee salaries and benefits, travel and other related costs that are directly associated with the development of the property. Our method of calculating capitalized interest is based upon applying our weighted average borrowing rate to the actual accumulated expenditures. The capitalization of such expenses ceases when the property is ready for its intended use, but no later than one-year from substantial completion of major construction activity. If we determine that a project is no longer viable, all predevelopment project costs are immediately expensed. Similar costs related to properties not under development are expensed as incurred.

Long-lived Assets

Properties Held and Used

We evaluate the carrying value of long-lived assets, including definite-lived intangible assets, when events or changes in circumstances indicate that the carrying value may not be recoverable in accordance with the Property, Plant and Equipment Topic of the FASB ASC. The carrying value of a long-lived asset is considered impaired when the total projected undiscounted cash flows from such asset are separately identifiable and are less than its carrying value. In that event, a loss is recognized based on the amount by which the carrying value exceeds the fair value of the long-lived asset. The fair value of fixed (tangible) assets and definite-lived intangible assets is determined primarily using either internal projected cash flows discounted at a rate commensurate with the risk involved or an external appraisal. As of December 31, 2015, we reviewed the operating properties, construction in progress, and land for potential indicators of impairment on a property-by-property basis in accordance with the Property, Plant and Equipment Topic of the FASB ASC. For those properties for which an indicator of impairment was identified, we projected future cash flows for each property on an individual basis. The key assumptions underlying these projected future cash flows are dependent on property-specific conditions and are inherently uncertain. The factors that may influence the assumptions include:

•	historical and projected property performance, including occupancy, capitalization rates and net operating income;

•	competitors’ presence and their actions;

•	property specific attributes such as location desirability, anchor tenants and demographics;

•	current local market economic and demographic conditions; and

•	future expected capital expenditures and the period of time before net operating income is stabilized.

After considering these factors, our future cash flows are projected based on management’s intention with respect to the holding period of the property and an assumed sale at the final year of the holding period using a projected capitalization rate (reversion value). If the carrying amount of the property exceeded the estimated undiscounted cash flows (including the projected reversion value) from the property, an impairment charge was recognized to reduce the carrying value of the property to its fair value.

Properties Held for Sale

Properties held for sale are recorded at the lower of the carrying amount or the expected sales price less costs to sell. Upon the adoption of ASU 2014-08 on January 1, 2014, operations of properties held for sale and operating properties sold that were not previously classified as held for sale and/or reported as discontinued operations are reported in continuing operations as their disposition does not represent a strategic shift that has or will have a major effect on our operations and financial results. Prior to the adoption of ASU 2014-08, we reported the operations and financial results of properties held for sale and operating properties sold as discontinued operations.

The application of current accounting principles that govern the classification of any of our properties as held for sale on the consolidated balance sheet requires management to make certain significant judgments. In evaluating whether a property meets the held for sale criteria set forth by the Property, Plant and Equipment Topic of the FASB ASC, we make a determination as to the point in time that it is probable that a sale will be consummated. Given the nature of all real estate sales contracts, it is not unusual for such contracts to allow potential buyers a period of time to evaluate the property prior to formal acceptance of the contract. In addition, certain other matters critical to the final sale, such as financing arrangements, often remain pending even upon contract acceptance. As a result, properties under contract may not close within the expected time period or may not close at all. Therefore, any properties categorized as held for sale represent only those properties that management has determined are probable to close within the requirements set forth in the Property, Plant and Equipment Topic of the FASB ASC.

Cash and Cash Equivalents

We consider liquid investments with a purchase date life to maturity of three months or less to be cash equivalents.

Cash Held in Escrow and Restricted Cash

Cash held in escrow and restricted cash includes the cash proceeds of property sales that are being held by qualified intermediaries in anticipation of the acquisition of replacement properties in tax-free exchanges under Section 1031 of the Code or cash that is not immediately available to us.

Accounts and Other Receivables

Accounts receivable includes amounts billed to tenants and accrued expense recoveries due from tenants. We make estimates of the uncollectability of our accounts receivable using the specific identification method. We analyze accounts receivable and historical bad debt levels, tenant credit-worthiness, payment history and industry trends when evaluating the adequacy of the allowance for doubtful accounts. Accounts receivable are written-off when they are deemed to be uncollectable and we are no longer actively pursuing collection. Our reported net income is directly affected by management’s estimate of the collectability of accounts receivable.

Investments in Joint Ventures

We analyze our joint ventures under the FASB ASC Topics of Consolidation and Real Estate-General in order to determine whether the respective entities should be consolidated. If it is determined that these investments do not require consolidation because the entities are not VIEs in accordance with the Consolidation Topic of the FASB ASC, we are not considered the primary beneficiary of the entities determined to be VIEs, we do not have voting control, and/or the limited partners (or non-managing members) have substantive participatory rights, then the selection of the accounting method used to account for our investments in unconsolidated joint ventures is generally determined by our voting interests and the degree of influence we have over the entity. Management uses its judgment when determining if we are the primary beneficiary of, or have a controlling financial interest in, an entity in which we have a variable interest. Factors considered in determining whether we have the power to direct the activities that most significantly impact the entity’s economic performance include risk and reward sharing, experience and financial condition of the other partners, voting rights, involvement in day-to-day capital and operating decisions and the extent of our involvement in the entity.

We use the equity method of accounting for investments in unconsolidated joint ventures when we own 20% or more of the voting interests and have significant influence but do not have a controlling financial interest, or if we own less than 20% of the voting interests but have determined that we have significant influence. Under the equity method, we record our investments in and advances to these entities in our consolidated balance sheets, and our proportionate share of earnings or losses earned by the joint venture is recognized in equity in income of unconsolidated joint ventures in the accompanying consolidated statements of income. We derive revenue through our involvement with unconsolidated joint ventures in the form of management and leasing services and interest earned on loans and advances. We account for this revenue gross of our ownership interest in each respective joint venture and record our proportionate share of related expenses in equity in income of unconsolidated joint ventures.

The cost method of accounting is used for unconsolidated entities in which we do not have the ability to exercise significant influence and we have virtually no influence over partnership operating and financial policies. Under the cost method, income distributions from the partnership are recognized in investment income. Distributions that exceed our share of earnings are applied to reduce the carrying value of our investment, and any capital contributions will increase the carrying value of our investment. The fair value of a cost method investment is not estimated if there are no identified events or changes in circumstances that may have a significant adverse effect on the fair value of the investment.

These joint ventures typically obtain non-recourse third-party financing on their property investments, thus contractually limiting our exposure to losses to the amount of our equity investment, and, due to the lender’s exposure to losses, a lender typically will require a minimum level of equity in order to mitigate its risk. Our exposure to losses associated with unconsolidated joint ventures is primarily limited to the carrying value of these investments.

On a periodic basis, we evaluate our investments in unconsolidated entities for impairment in accordance with the Investments-Equity Method and Joint Ventures Topic of the FASB ASC. We assess whether there are any indicators, including underlying property operating performance and general market conditions, that the value of our investments in unconsolidated joint ventures may be impaired. An investment in a joint venture is considered impaired only if we determine that its fair value is less than the net carrying value of the investment in that joint venture on an other-than-temporary basis. Cash flow projections for the investments consider property level factors such as expected future operating income, trends and prospects, as well as the effects of demand, competition and other factors. We consider various qualitative factors to determine if a decrease in the value of our investment is other-than-temporary. These factors include age of the venture, our intent and ability to retain our investment in the entity, financial condition and long-term prospects of the entity and relationships with our partners and banks. If we believe that the decline in the fair value of the investment is temporary, no impairment charge is recorded. If our analysis indicates that there is an other-than-temporary impairment related to the investment in a particular joint venture, the carrying value of the venture will be adjusted to an amount that reflects the estimated fair value of the investment.

Goodwill

Goodwill reflects the excess of the fair value of the acquired business over the fair value of net identifiable assets acquired in various business acquisitions. We account for goodwill in accordance with the Intangibles – Goodwill and Other Topic of the FASB ASC.

We perform annual, or more frequently in certain circumstances, impairment tests of our goodwill. We have elected to test for goodwill impairment in November of each year. The goodwill impairment test is a two-step process that requires us to make decisions in determining appropriate assumptions to use in the calculation. The first step consists of estimating the fair value of each reporting unit using discounted projected future cash flows and comparing those estimated fair values with the carrying values, which include the allocated goodwill. If the estimated fair value is less than the carrying value, a second step is performed to compute the amount of the impairment, if any, by determining an “implied fair value” of goodwill. The determination of each reporting unit’s (each property is considered a reporting unit) implied fair value of goodwill requires us to allocate the estimated fair value of the reporting unit to its assets and liabilities. Any unallocated fair value represents the implied fair value of goodwill which is compared to its corresponding carrying amount.

Deposits

Deposits included in other assets comprise funds held by various institutions for future payments of property taxes, insurance, improvements, utility and other service deposits.

Deferred Costs and Intangibles

Deferred costs, intangible assets included in other assets, and intangible liabilities included in other liabilities consist of deferred financing costs, leasing costs and the value of intangible assets and liabilities when a property was acquired. Deferred financing costs consist of loan issuance costs directly related to financing transactions that are deferred and amortized over the term of the related loan using the effective interest method. As a result of our adoption of ASU 2015-03, unamortized deferred financing costs related to our unsecured senior notes payable, term loans, and mortgage notes payable are presented as a direct deduction from the carrying amounts of the related debt instruments, while such costs related to our unsecured revolving credit facility are included in other assets. Direct salaries, third-party fees and other costs incurred by us to originate a lease are capitalized and are amortized against the respective leases using the straight-line method over the term of the related leases. Intangible assets consist of in-place lease values, tenant origination costs, below-market ground rent obligations and above-market rents that were recorded in connection with the acquisition of the properties. Intangible liabilities consist of above-market ground rent obligations and below-market rents that are also recorded in connection with the acquisition of properties. Both intangible assets and liabilities are amortized and accreted using the straight-line method over the estimated term of the related leases. When a lease is terminated early, any remaining unamortized or unaccreted balances under lease intangible assets or liabilities are charged to earnings. The useful lives of amortizable intangible assets are evaluated each reporting period with any changes in estimated useful lives being accounted for over the revised remaining useful life.

Noncontrolling Interests

Noncontrolling interests represent the portion of equity that we do not own in entities we consolidate, including joint venture units issued by consolidated subsidiaries or VIEs in connection with property acquisitions. We account for and report our noncontrolling interests in accordance with the provisions required under the Consolidation Topic of the FASB ASC.

We identify our noncontrolling interests separately within the equity section on the consolidated balance sheets. Noncontrolling interests that are redeemable for cash at the holder’s option or upon a contingent event outside of our control are classified as redeemable noncontrolling interests pursuant to the Distinguishing Liabilities from Equity Topic of the FASB ASC and are presented at redemption value in the mezzanine section between total liabilities and stockholders’ equity on the consolidated balance sheets. The amounts of consolidated net income attributable to Equity One, Inc. and to the noncontrolling interests are presented on the consolidated statements of income.

Derivative Instruments and Hedging Activities

Derivative instruments are used at times to manage exposure to variable interest rate risk. We generally enter into interest rate swaps to manage our exposure to variable interest rate risk and forward starting interest rate swaps to manage the risk of interest rates rising prior to the issuance of fixed rate debt. We enter into derivative instruments that qualify as cash flow hedges and do not enter into derivative instruments for speculative purposes. The interest rate swaps associated with our cash flow hedges are recorded at fair value on a recurring basis. We assess the effectiveness of our cash flow hedges both at inception and on an ongoing basis. The effective portion of changes in fair value of the interest rate swaps associated with our cash flow hedges is recorded in accumulated other comprehensive (loss) income and is subsequently reclassified into interest expense in the period that the hedged forecasted transactions affect earnings. Our cash flow hedges become ineffective if critical terms of the hedging instrument and the forecasted transactions do not perfectly match such as notional amounts, settlement dates, reset dates, calculation period and interest rates. In addition, we evaluate the default risk of the counterparty by monitoring the credit worthiness of the counterparty. When ineffectiveness exists, the ineffective portion of changes in fair value of the interest rate swaps associated with our cash flow hedges is recognized in earnings in the period affected. Hedge ineffectiveness has not impacted earnings, and we do not anticipate it will have a significant effect in the future. Derivative instruments and hedging activities require management to make judgments on the nature of its derivatives and their effectiveness as hedges. These judgments determine if the changes in fair value of the derivative instruments are reported in the consolidated statements of income as a component of net income or as a component of comprehensive income and as a component of stockholders’ equity on the consolidated balance sheets. While management believes its judgments are reasonable, a change in a derivative’s effectiveness as a hedge could materially affect expenses, net income and equity. See Note 12 for further detail on derivative activity.

Fair Value of Assets and Liabilities

The Fair Value Measurements and Disclosures Topic of FASB ASC establishes a framework for measuring fair value and requires the categorization of financial assets and liabilities, based on the inputs to the valuation technique, into a three-level fair value hierarchy. The fair value hierarchy gives the highest priority to the quoted prices in active markets for identical assets and liabilities and lowest priority to unobservable inputs. The various levels of the fair value hierarchy are described as follows:

•	Level 1 – Financial assets and liabilities whose values are based on unadjusted quoted market prices for identical assets and liabilities in an active market that we have the ability to access.

•	Level 2 – Financial assets and liabilities whose values are based on quoted prices in markets that are not active or model inputs that are observable for substantially the full term of the asset or liability.

•	Level 3 – Financial assets and liabilities whose values are based on prices or valuation techniques that require inputs that are both unobservable and significant to the overall fair value measurement.

The Fair Value Measurements and Disclosures Topic of FASB ASC requires the use of observable market data, when available, in making fair value measurements. When inputs used to measure fair value fall within different levels of the hierarchy, the level within which the fair value measurement is categorized is based on the lowest level input that is significant to the fair value measurement.

Revenue Recognition

Revenue includes minimum rents, expense recoveries, percentage rental payments and management and leasing services. Minimum rents are recognized on an accrual basis over the terms of the related leases on a straight-line basis. As part of the leasing process, we may provide the lessee with an allowance for the construction of leasehold improvements. Leasehold improvements are capitalized and recorded as tenant improvements and depreciated over the shorter of the useful life of the improvements or the lease term. If the allowance represents a payment for a purpose other than funding leasehold improvements, or in the event we are not considered the owner of the improvements, the allowance is considered a lease incentive and is recognized over the lease term as a reduction to revenue. Factors considered during this evaluation include, among others, the type of improvements made, who holds legal title to the improvements, and other controlling rights provided by the lease agreement. Lease revenue recognition commences when the lessee is given possession of the leased space, when the asset is substantially complete in the case of leasehold improvements, and when there are no contingencies offsetting the lessee’s obligation to pay rent.

Many of the lease agreements contain provisions that require the payment of additional rents based on the respective tenants’ sales volume (contingent or percentage rent), and substantially all contain provisions that require reimbursement of the tenants’ allocable real estate taxes, insurance and common area maintenance costs (“CAM”). Revenue based on a percentage of tenants’ sales is recognized only after the tenant exceeds its sales breakpoint. Revenue from tenant reimbursements of real estate taxes, insurance and CAM is recognized in the period that the applicable costs are incurred in accordance with the lease agreements.

We recognize gains or losses on sales of real estate in accordance with the Property, Plant and Equipment Topic of the FASB ASC. Profits are not recognized until (a) a sale has been consummated; (b) the buyer’s initial and continuing investments are adequate to demonstrate a commitment to pay for the property; (c) our receivable, if any, is not subject to future subordination; and (d) we have transferred to the buyer the usual risks and rewards of ownership and do not have a substantial continuing involvement with the property. Recognition of gains from sales to unconsolidated joint ventures is recorded on only that portion of the sales not attributable to our ownership interest.

We are engaged by certain joint ventures to provide asset management, property management, leasing and investing services for such venture’s respective assets. We receive fees for our services, including a property management fee calculated as a percentage of gross revenue received, and recognize these fees as the services are rendered.

Earnings Per Share

Under the Earnings Per Share Topic of the FASB ASC, unvested share-based payment awards that entitle their holders to receive non-forfeitable dividends, such as our restricted stock awards, are classified as “participating securities.” As participating securities, our shares of restricted stock will be included in the calculation of basic and diluted earnings per share. Because the awards are considered participating securities under the provisions of the Earnings Per Share Topic of the FASB ASC, we are required to apply the two-class method of computing basic and diluted earnings per share. The two-class method is an earnings allocation formula that treats a participating security as having rights to earnings that would otherwise have been available to common stockholders. Under the two-class method, earnings for the period are allocated between common stockholders and other security holders based on their respective rights to receive dividends.

Share-Based Compensation

We grant restricted stock and stock option awards to our officers, directors and employees. The term of each award is determined by our compensation committee, but in no event can be longer than ten years from the date of grant. The vesting schedule of each award is determined by the compensation committee, in its sole and absolute discretion, at the date of grant of the award. Dividends are paid on certain shares of unvested restricted stock, which makes such shares participating securities under the Earnings Per Share Topic of the FASB ASC. Certain stock options, restricted stock and other share awards provide for accelerated vesting if there is a change in control, as defined in the 2000 Plan.

The fair value of each stock option awarded is estimated on the date of grant using the Black-Scholes-Merton option-pricing model. Expected volatilities, dividend yields, employee exercises and employee forfeitures are primarily based on historical data. The risk-free interest rate is based on the U.S. Treasury yield curve in effect at the time of grant. The shortcut method described in the Share Compensation Topic of the FASB ASC is used for determining the expected life used in the valuation method.

Compensation expense for restricted stock awards is based on the fair value of our common stock at the date of the grant and is recognized ratably over the vesting period. For grants with a graded vesting schedule that are only subject to service conditions, we have elected to recognize compensation expense on a straight-line basis.

Segment Reporting

We invest in properties through direct ownership or through joint ventures. It is our intent that all properties will be owned or developed for investment purposes; however, we may decide to sell all or a portion of a development upon completion. Our revenue and net income are generated from the operation of our investment property. We also earn fees from third parties for services provided to manage and lease retail shopping centers owned through joint ventures.

Our portfolio is primarily located in coastal markets throughout the United States with none of our properties located outside of the United States. Additionally, our chief operating decision maker reviews operating and financial data for each property on an individual basis and does not distinguish or group our operations on a geographical basis for purposes of allocating resources or measuring performance. Therefore, each of our individual properties has been deemed a separate operating segment, and, as no individual property constitutes more than 10% of our revenue, net income, or assets, the individual properties have been aggregated into one reportable segment based upon their similarities with regard to both the nature and economics of the centers, tenants, and operational processes, as well as long-term average financial performance.

Concentration of Credit Risk

A concentration of credit risk arises in our business when a national or regionally based tenant occupies a substantial amount of space in multiple properties owned by us. In that event, if the tenant suffers a significant downturn in its business, it may become unable to make its contractual rent payments to us, exposing us to potential losses in rental revenue, expense recoveries, and percentage rent. Further, the impact may be magnified if the tenant is renting space in multiple locations. Generally, we do not obtain security from our nationally-based or regionally-based tenants in support of their lease obligations to us. We regularly monitor our tenant base to assess potential concentrations of credit risk. As of December 31, 2015, no tenant accounted for more than 10% of our GLA or annual revenues.

Recent Accounting Pronouncements

The following table provides a brief description of recent accounting pronouncements that could have a material effect on our financial statements:

Standard	Description	Date of adoption	Effect on the financial statements or other significant matters

Standards that are not yet adopted

ASU 2016-02, Leases (Topic 842)	The standard amends the existing accounting standards for lease accounting, including requiring lessees to recognize most leases on their balance sheets and making targeted changes to lessor accounting. Early adoption of this standard is permitted. The standard requires a modified retrospective transition approach for all leases existing at, or entered into after, the date of initial application, with an option to use certain transition relief.	January 2019	We are currently evaluating the alternative methods of adoption and the effect on our financial statements and related disclosures.

ASU 2016-01, Financial Instruments - Overall (Subtopic 825-10), Recognition and Measurement of Financial Assets and Financial Liabilities	The standard amends the guidance to classify equity securities with readily-determinable fair values into different categories and requires equity securities to be measured at fair value with changes in the fair value recognized through net income. Equity investments accounted for under the equity method are not included in the scope of this amendment. Early adoption of this amendment is not permitted.	January 2018	We do not expect the adoption and implementation of this standard to have a material impact on our results of operations, financial condition or cash flows.

ASU 2015-02, Consolidation (Topic 810), Amendments to the Consolidation Analysis	The standard amends the analysis that a reporting entity must perform to determine whether it should consolidate certain types of legal entities. It may be adopted either retrospectively or on a modified retrospective basis.	January 2016	The adoption and implementation of this standard will not have a material impact on our results of operations, financial condition or cash flows.

ASU 2014-09, Revenue from Contracts with Customers (Topic 606)	The standard will replace existing revenue recognition standards and significantly expand the disclosure requirements for revenue arrangements. It may be adopted either retrospectively or on a modified retrospective basis to new contracts and existing contracts with remaining performance obligations as of the effective date.	January 2018	We are currently evaluating the alternative methods of adoption and the effect on our financial statements and related disclosures.

Standard	Description	Date of adoption	Effect on the financial statements or other significant matters

Standards that were adopted

ASU 2015-16, Business Combinations (Topic 805): Simplifying the Accounting for Measurement-Period Adjustments	The standard simplifies the accounting for adjustments made to provisional amounts recognized in a business combination by eliminating the requirement to retrospectively account for those adjustments. The standard requires any adjustments to provisional amounts to be applied prospectively.	July 2015	We elected to early adopt the provisions of ASU 2015-16. The adoption and implementation of this standard did not have a material impact on our results of operations, financial condition or cash flows.

ASU 2015-15, Interest - Imputation of Interest (Subtopic 835-30), Presentation and Subsequent Measurement of Debt Issuance Costs Associated with Line-of-Credit Arrangements	The standard clarifies that debt issuance costs related to line-of-credit arrangements may be deferred and presented as an asset, amortized over the term of the line-of-credit arrangement, regardless of whether there are any outstanding borrowings.	December 2015	We elected to early adopt the provisions of ASU 2015-15. The adoption and implementation of this standard did not have a material impact on our results of operations, financial condition or cash flows.

ASU 2015-03, Interest - Imputation of Interest (Subtopic 835-30), Simplifying the Presentation of Debt Issuance Costs	The standard requires that debt issuance costs related to a recognized debt liability be presented in the balance sheet as a direct deduction from the carrying amount of that debt liability, consistent with debt discounts.	December 2015	We elected to early adopt the provisions of ASU 2015-03. The adoption and implementation of this standard has resulted in the retroactive presentation of debt issuance costs associated with our notes payable and term loans as a direct deduction from the carrying amount of the related debt instruments (previously, included in other assets in our consolidated balance sheets).

3.	Income Producing Properties

The following table is a summary of the composition of income producing properties in the consolidated balance sheets:

	December 31,
	2015	2014
	(In thousands)
Land and land improvements	$1,494,510	$1,381,168
Building and building improvements	1,652,714	1,593,032
Tenant and other improvements	190,307	153,881

	3,337,531	3,128,081
Less: accumulated depreciation	(438,992)	(381,533)

Income producing properties, net	$2,898,539	$2,746,548

Capitalized Costs

We capitalized external and internal costs related to development and redevelopment activities of $39.4 million and $2.1 million, respectively, in 2015 and $73.2 million and $1.4 million, respectively, in 2014. We capitalized external and internal costs related to tenant and other property improvements of $44.0 million and $1.0 million, respectively, in 2015 and $30.9 million and $361,000, respectively, in 2014. We capitalized external and internal costs related to successful leasing activities of $3.5 million and $4.1 million, respectively, in 2015 and $4.5 million and $3.6 million, respectively, in 2014.

4.	Acquisitions

The following table provides a summary of acquisition activity during the year ended December 31, 2015:

Date Purchased	Property Name	City	State	Square Feet / Acres		Purchase Price	Mortgage Assumed
						(In thousands)
November 23, 2015	91 Danbury Road (1) (2)	Ridgefield	CT	4,612		$1,500	$—
October 19, 2015	The Harvard Collection (2)	Cambridge	MA	41,050		85,000	—
August 27, 2015	Bird 107 Plaza (2)	Miami	FL	40,101		11,800	—
July 23, 2015	North Bay Village - land parcel	Miami Beach	FL	0.49	(3)	600	—
June 10, 2015	Concord Shopping Plaza (1) (4)	Miami	FL	302,142		62,200	27,750
June 10, 2015	Shoppes of Sunset (4)	Miami	FL	21,784		5,550	—
June 10, 2015	Shoppes of Sunset II (4)	Miami	FL	27,676		4,250	—
January 9, 2015	Pablo Plaza Outparcel	Jacksonville	FL	0.18	(3)	750	—

Total						$171,650	$27,750

(1)	The purchase price has been preliminarily allocated to real estate assets acquired and liabilities assumed, as applicable, in accordance with our accounting policies for business combinations. The purchase price and related accounting will be finalized after our valuation studies are complete.
(2)	Acquired through a reverse Section 1031 like-kind exchange agreement with a third party intermediary. See Note 9 for further discussion.
(3)	In acres.
(4)	Properties were acquired in connection with the redemption of our joint venture interest in the GRI JV. See Note 8 for further discussion.

The aggregate purchase price of the above property acquisitions has been preliminarily allocated as follows:

	Amount	Weighted Average Amortization Period
	(In thousands)	(In years)
Land	$125,503	N/A
Land improvements	2,981	9.8
Buildings	50,115	38.7
Tenant improvements	1,686	27.9
In-place leases	7,972	13.2
Above-market leases	349	6.3
Leasing commissions	1,200	21.5
Lease origination costs	108	9.1
Below-market leases	(18,246)	45.6
Other acquired liabilities	(18)	N/A

	$171,650

During the year ended December 31, 2015, we did not recognize any material measurement period adjustments related to prior or current year acquisitions.

During the year ended December 31, 2014, we acquired three shopping centers, which included the remaining two of the seven parcels that comprise the Westwood Complex, one office building, and two land parcels for an aggregate purchase price of $110.7 million, including a mortgage assumed of approximately $11.4 million.

During the years ended December 31, 2015, 2014 and 2013, we expensed approximately $903,000, $1.8 million and $3.3 million, respectively, of transaction-related costs in connection with completed or pending property acquisitions which are included in general and administrative costs in the consolidated statements of income. The purchase price related to the 2015 acquisitions listed in the above table was funded by the use of our line of credit, cash on hand and equity in the GRI JV.

5.	Dispositions

The following table provides a summary of disposition activity during the year ended December 31, 2015:

Date Sold	Property Name	City	State	Square Feet	Gross Sales Price
					(in thousands)
July 23, 2015	Webster Plaza	Webster	MA	201,425	$7,975
March 26, 2015	Park Promenade	Orlando	FL	128,848	4,800

					$12,775

As part of our strategy to upgrade and diversify our portfolio and recycle our capital, we have sold or are in the process of selling certain properties that no longer meet our investment objectives. Although our pace of disposition activity slowed in 2015, we will selectively explore future opportunities to sell additional properties which are located outside of our target markets or which have relatively limited prospects for revenue growth. While we have not committed to a disposition plan with respect to certain of these assets, we may consider disposing of such properties if pricing is deemed to be favorable. If the market values of these assets are below their carrying values, it is possible that the disposition of these assets could result in impairments or other losses. Depending on the prevailing market conditions and historical carrying values, these impairments and losses could be material.

As a result of the adoption of ASU 2014-08 on January 1, 2014, the results of operations for the two properties sold during the year ended December 31, 2015 and 19 of the 22 properties sold during the year ended December 31, 2014, are included in continuing operations in the consolidated statements of income for all periods presented as they do not qualify as discontinued operations under the amended guidance.

Discontinued Operations

During the year ended December 31, 2014, we sold 22 properties for an aggregate sales price of $150.0 million. The results of operations for three of the properties sold during the year ended December 31, 2014 (Stanley Marketplace, Oak Hill Village and Summerlin Square) are presented as discontinued operations in the consolidated statements of income for all prior periods presented as they were classified as held for sale prior to the adoption of ASU 2014-08.

During 2013, we sold 32 properties and four outparcels for a total sales price of $295.2 million, and the results of operations for these properties are presented as discontinued operations in the consolidated statements of income as they were sold prior to the adoption of ASU 2014-08.

The components of income and expense relating to discontinued operations for the years ended December 31, 2014 and 2013 are shown below:

	Year Ended December 31,
	2014	2013
	(In thousands)
Rental revenue	$157	$16,232
Costs and expenses	395	9,871

(LOSS) INCOME FROM DISCONTINUED OPERATIONS BEFORE OTHER INCOME AND EXPENSE AND TAX	(238)	6,361
OTHER INCOME AND EXPENSE:
Interest expense	—	(806)
Gain on disposal of income producing properties	3,222	39,587
Impairment loss	—	(4,976)
Loss on extinguishment of debt	—	(138)
Income tax provision of taxable REIT subsidiaries	(27)	(686)
Other income	—	352

INCOME FROM DISCONTINUED OPERATIONS	2,957	39,694

Net loss (income) attributable to noncontrolling interests	12	(494)

INCOME FROM DISCONTINUED OPERATIONS ATTRIBUTABLE TO EQUITY ONE, INC.	$2,969	$39,200

SUPPLEMENTAL INFORMATION:
Additions to income producing properties	—	630

Increase in deferred leasing costs and lease intangibles	—	611

Straight-line rent revenue	—	322

Amortization of above-market lease intangibles, net	—	446

Interest expense included in discontinued operations above includes interest on debt that was assumed by the buyer or interest on debt that was required to be repaid as a result of the disposal transaction.

6.	Impairments

The following is a summary of the composition of impairment losses included in the consolidated statements of income:

	Year Ended December 31,
	2015	2014	2013
	(In thousands)
Goodwill (1)	$200	$—	$150
Land (2)	3,667	2,230	3,085
Properties held for use (3)	1,579	15,111	2,406
Properties sold (4) (5)	11,307	4,509	—

Impairment loss recognized in continuing operations	16,753	21,850	5,641

Goodwill (1)	—	—	138
Properties sold (4)	—	—	4,838

Impairment loss recognized in discontinued operations	—	—	4,976

Total impairment loss	$16,753	$21,850	$10,617

(1)	The fair value of each reporting unit, which was estimated using discounted projected future cash flows, was less than its carrying value.

(2)	The projected undiscounted cash flows of each land parcel, which were primarily comprised of the fair value of the respective parcel, were less than its carrying value.
(3)	The projected undiscounted probability weighted cash flows of each property, which considered the estimated holding period of the property and the exit price in the event of disposition, were less than its carrying value. As a result of management’s updated dispositions plans with respect to these properties, our projected cash flows for each property were updated to reflect an increased likelihood that the holding periods for these properties may be shorter than previously estimated.
(4)	The fair value of each property, which was primarily based on a sales contract, was less than its carrying value.
(5)	In November 2014, we executed a contract for the sale of Webster Plaza, a property located in Massachusetts. The sale was subject to a number of significant contingencies, including the requirement that we obtain lender consent to the buyer’s assumption of the mortgage loan on the property. During the year ended December 31, 2015, we concluded that our carrying value of the property was not recoverable based on our projected undiscounted cash flows from the property, which took into consideration the increased probability of sale as a result of ongoing discussions with the lender during 2015, and recognized an impairment loss of $10.4 million. The property was ultimately sold in July 2015 for a gross sales price of $8.0 million. See Note 5 for further discussion.

7.	Accounts and Other Receivables

The following is a summary of the composition of accounts and other receivables included in the consolidated balance sheets:

	December 31,
	2015	2014
	(In thousands)
Tenants	$14,430	$13,529
Other	1,258	1,376
Allowance for doubtful accounts	(3,880)	(3,046)

Total accounts and other receivables, net	$11,808	$11,859

For the years ended December 31, 2015, 2014 and 2013, we recognized bad debt expense of $2.5 million, $97,000 and $3.7 million, respectively, which is included in property operating expenses in the accompanying consolidated statements of income. Excluding the reversal of $1.1 million in the allowance for doubtful accounts for certain historical real estate tax billings for which a settlement was reached with the tenants, we recognized bad debt expense of $1.2 million during the year ended December 31, 2014.

8.	Investments in Joint Ventures

The following is a summary of the composition of investments in and advances to unconsolidated joint ventures included in the consolidated balance sheets:

	Number of			Investment Balance as of December 31,
Joint Venture (1)	Properties	Location	Ownership	2015	2014
				(In thousands)
Investments in unconsolidated joint ventures:
GRI-EQY I, LLC (2)	—	GA, SC, FL	—%	$—	$12,629
G&I Investment South Florida Portfolio, LLC	1	FL	20.0%	3,719	10,534
Madison 2260 Realty LLC	1	NY	8.6%	526	526
Madison 1235 Realty LLC	1	NY	20.1%	820	820
Parnassus Heights Medical Center	1	CA	50.0%	19,263	19,256
Equity One JV Portfolio, LLC (3)	6	FL, MA, NJ	30.0%	39,501	44,689
Other Equity Investment (4)			45.0%	329	—

Total				64,158	88,454

Advances to unconsolidated joint ventures				442	764

Investments in and advances to unconsolidated joint ventures				$64,600	$89,218

(1)	All unconsolidated joint ventures are accounted for under the equity method except for the Madison 2260 Realty LLC and Madison 1235 Realty LLC joint ventures, which are accounted for under the cost method.
(2)	In June 2015, our interest in the GRI JV was redeemed. As of December 31, 2014, the joint venture had 10 properties, our ownership interest was 10.0%, and the investment balance was presented net of deferred gains of $3.3 million associated with the disposition of assets by us to the joint venture.
(3)	The investment balance as of December 31, 2015 and 2014 is presented net of a deferred gain of approximately $376,000 for both periods associated with the disposition of assets by us to the joint venture.
(4)	In February 2015, we entered into a joint venture to explore a potential development opportunity in the Northeast. As of December 31, 2015, the carrying amount of our investment reflects our maximum exposure to loss related to our investment in the joint venture.

Equity in income of unconsolidated joint ventures totaled $6.5 million, $11.0 million and $1.6 million for the years ended December 31, 2015, 2014 and 2013, respectively. Management fees and leasing fees paid to us associated with these joint ventures, which are included in management and leasing services revenue in the accompanying consolidated statements of income, totaled approximately $1.9 million, $2.2 million and $2.6 million for the years ended December 31, 2015, 2014 and 2013, respectively.

As of December 31, 2015 and 2014, the aggregate carrying amount of the debt of our unconsolidated joint ventures accounted for under the equity method was $146.2 million and $219.2 million, respectively, of which our aggregate proportionate share was $43.9 million and $48.8 million, respectively. During the year ended December 31, 2014, we made an investment of $6.9 million in G&I Investment South Florida Portfolio, LLC in connection with the repayment of indebtedness by the joint venture. Although we have not guaranteed the debt of these joint ventures, we have agreed to customary environmental indemnifications and nonrecourse carve-outs (e.g., guarantees against fraud, misrepresentation and bankruptcy) on certain of the loans of the joint ventures.

G&I Investment South Florida Portfolio, LLC (the “DRA JV”)

In September 2015, the DRA JV closed on the sale of Plantation Marketplace, a 227,517 square foot grocery-anchored shopping center located in Plantation, Florida, for a sales price of $32.9 million. In connection with the sale, the joint venture recognized a gain on sale of $7.6 million, of which our proportionate share was $1.5 million, which is included in equity in income of unconsolidated joint ventures in our consolidated statement of income for the year ended December 31, 2015.

In October 2015, the DRA JV closed on the sale of Penn Dutch Plaza, a 156,000 square foot shopping center located in Margate, Florida, for a sales price of $18.5 million. In connection with the sale, the joint venture recognized a gain on sale of $7.0 million, of which our proportionate share was $1.4 million, which is included in equity in income of unconsolidated joint ventures in our consolidated statement of income for the year ended December 31, 2015.

GRI Joint Venture

In June 2015, we entered into an agreement with Global Retail Investors, LLC, our joint venture partner in the GRI JV, in which the parties agreed to dissolve the joint venture and, as part of the dissolution, distribute certain properties in kind to the existing members of the joint venture. In connection with the transaction, we purchased an additional 11.3% interest in the joint venture for $23.5 million, which increased our membership interest in the joint venture from 10.0% to 21.3%. The joint venture then redeemed our membership interest by distributing three operating properties totaling 351,602 square feet (Concord Shopping Plaza, Shoppes of Sunset and Shoppes of Sunset II) to us. In connection with the redemption, we remeasured the carrying value of our equity interest in the joint venture to fair value using a discounted cash flow analysis and recognized a gain of $5.5 million, which is included in other income in our consolidated statement of income for the year ended December 31, 2015. Additionally, we recognized a gain of $3.3 million from the deferred gains associated with the 2008 sale of certain properties by us to the joint venture, which is included in gain on sale of operating properties in our consolidated statement of income for the year ended December 31, 2015.

Equity One/Vestar Joint Ventures

In December 2010, we acquired ownership interests in two properties located in California through partnerships (the “Equity One/Vestar JVs”) with Vestar Development Company (“Vestar”). In both of these joint ventures, we held a 95% interest, and they were consolidated. Each Equity One/Vestar JV held a 50.5% ownership interest in each of the properties through two separate joint ventures with Rockwood Capital. The Equity One/Vestar JVs’ ownership interests in the properties were accounted for under the equity method.

In January 2014, we acquired Rockwood Capital’s and Vestar’s interests in Talega Village Center JV, LLC, the owner of Talega Village Center, for an additional investment of $6.2 million. Immediately prior to acquisition, we remeasured the fair value of our equity interest in the joint venture using a discounted cash flow analysis and recognized a gain of $2.8 million, including $561,000 attributable to a noncontrolling interest, which is included in other income in our consolidated statement of income for the year ended December 31, 2014.

In January 2014, the property held by Vernola Marketplace JV, LLC was sold for $49.0 million, including the assumption of the existing mortgage of $22.9 million by the buyer. In connection with the sale, the joint venture recognized a gain of $14.7 million, of which our proportionate share was $7.4 million, including $1.6 million attributable to the noncontrolling interest, and we received distributions totaling $13.7 million, including $1.9 million that was distributed to the noncontrolling interest.

New York Common Retirement Fund Joint Venture

In May 2011, we formed a joint venture with the New York Common Retirement Fund (the “NYCRF” JV) for the purpose of acquiring and operating high-quality neighborhood and community shopping centers. The joint venture had a three-year investment period which was subsequently extended to September 2015. NYCRF holds a 70% interest in the joint venture, and we own a 30% interest which is accounted for under the equity method. We perform the day to day accounting and property management functions for the joint venture and, as such, earn a management fee for the services provided.

During 2013, the joint venture acquired three newly developed parcels and two shopping centers for a gross purchase price of $95.4 million. The purchases were funded through partner contributions, of which our proportionate share was $17.2 million, and the origination of mortgage loans totaling $40.0 million.

During 2014, the joint venture acquired a 34,000 square foot retail center in Windermere, Florida for a gross purchase price of $13.0 million. The purchase price was funded through partner contributions, of which our proportionate share was $2.0 million, and the origination of a $6.5 million mortgage loan.

In October 2015, the joint venture incurred mortgage debt of $25.0 million in connection with the refinancing of an existing mortgage loan of $12.5 million and a new mortgage loan. The two mortgage loans bear interest at a weighted average rate of 3.89% per annum. Our aggregate proportionate share of the debt incurred was $7.5 million.

9.	Variable Interest Entities

In conjunction with the acquisitions of Bird 107 Plaza, The Harvard Collection and 91 Danbury Road, we entered into reverse Section 1031 like-kind exchange agreements with third party intermediaries, which, for a maximum of 180 days, allow us to defer for tax purposes, gains on the sale of other properties identified and sold within this period. Until the earlier of the termination of the exchange agreements or 180 days after the respective acquisition date, the third party intermediaries are the legal owners of the entities that own these properties. The agreements that govern the operations of these entities provide us with the power to direct the activities that most significantly impact the entity’s economic performance. These entities were deemed VIEs primarily because they may not have sufficient equity at risk to finance their activities without additional subordinated financial support from other parties. We determined that we are the primary beneficiaries of the VIEs as a result of having the power to direct the activities that most significantly impact their economic performance and the obligation to absorb losses, as well as the right to receive benefits, that could be potentially significant to the VIEs. Accordingly, we consolidated the properties and their operations as of the respective acquisition dates.

The majority of the operations of the VIEs were funded with cash flows generated from the properties. We did not provide financial support to the VIEs which we were not previously contractually required to provide; our contractual commitments consisted primarily of funding any capital expenditures, including tenant improvements, which were deemed necessary to continue to operate the entities and any operating cash shortfalls that the entities may have experienced.

10.	Goodwill

The following table presents goodwill activity during the years ended December 31, 2015 and 2014:

	December 31,
	2015	2014
	(In thousands)
Balance at beginning of the year	$6,038	$6,377
Impairment	(200)	—
Allocated to property sale	—	(339)

Balance at end of the year	$5,838	$6,038

11.	Other Assets

The following is a summary of the composition of other assets included in the consolidated balance sheets:

	December 31,
	2015	2014
	(In thousands)
Lease intangible assets, net	$101,010	$106,064
Leasing commissions, net	41,211	39,141
Prepaid expenses and other receivables	13,074	26,880
Straight-line rent receivables, net	28,910	24,412
Deferred financing costs, net	3,419	3,876
Deposits and mortgage escrows	7,980	6,356
Furniture, fixtures and equipment, net	3,255	3,809
Fair value of interest rate swaps	835	681
Deferred tax asset	3,924	2,306

Total other assets	$203,618	$213,525

In connection with our development of The Gallery at Westbury Plaza in Nassau County, New York, we remediated various environmental matters that existed when we acquired the property in November 2009. The site was eligible for participation in New York State’s Brownfield Cleanup Program, which provides for refundable New York State franchise tax credits for costs incurred to remediate and develop a qualified site. We applied for participation in the program and subsequently received a certificate of completion from the New York State Department of Environmental Conservation in August 2012. The certificate of completion confirmed our adherence to the cleanup requirements and ability to seek reimbursement for a portion of qualified costs incurred as part of the environmental remediation and development of the property. As of December 31, 2015 and 2014, we have recognized a receivable of $7.7 million and $22.0 million, respectively, which is included in other assets in our consolidated balance sheets with a corresponding reduction to the cost of the project, for the reimbursable costs that will be paid to us subject to statutory deferrals over the next two years. During 2015, we received $14.3 million in connection with this program.

The following is a summary of the composition of intangible assets and accumulated amortization included in the consolidated balance sheets:

	December 31,
	2015	2014
	(In thousands)
Lease intangible assets:
Above-market leases	$19,742	$21,322
In-place leases	126,987	124,469
Below-market ground leases	34,094	34,094
Lease origination costs	2,797	3,115
Lease incentives	9,371	7,395

Total intangibles	192,991	190,395
Accumulated amortization:
Above-market leases	12,644	12,435
In-place leases	71,577	65,503
Below-market ground leases	1,995	1,394
Lease origination costs	2,173	2,310
Lease incentives	3,592	2,689

Total accumulated amortization	91,981	84,331

Lease intangible assets, net	$101,010	$106,064

The following is a summary of amortization expense included in the consolidated statements of income related to lease intangible assets:

	December 31,
	2015	2014	2013
	(In thousands)
Above-market lease amortization (1)	$2,118	$2,605	$3,669
In-place lease amortization (2)	11,350	14,824	14,530
Below-market ground lease amortization (3)	601	601	601
Lease origination cost amortization (2)	253	298	338
Lease incentive amortization (1)	1,035	780	735

Total lease intangible asset amortization	$15,357	$19,108	$19,873

(1)	Amounts are recognized as a reduction of minimum rent.
(2)	Amounts are included in depreciation and amortization expenses.
(3)	Amounts are included in property operating expenses.

As of December 31, 2015, the estimated amortization of lease intangible assets for the next five years is as follows:

Year Ending December 31,	Amount
(In thousands)
2016	$12,301
2017	9,282
2018	7,097
2019	5,600
2020	4,995

12.	Borrowings

As a result of the adoption of ASU 2015-03 in 2015, unamortized deferred financing costs related to the unsecured senior notes payable, term loans, and mortgage notes payable as of December 31, 2015 of $2.1 million, $1.5 million and $684,000, respectively, and as of December 31, 2014 of $2.8 million, $1.9 million and $807,000, respectively, are presented in the consolidated balance sheets as a direct deduction from the carrying amount of the related total outstanding balances.

Mortgage Notes Payable

The following table is a summary of the mortgage notes payable balances included in the consolidated balance sheets:

	December 31,
	2015	2014
	(In thousands)
Fixed rate mortgage loans	$254,279	$311,778
Variable rate mortgage loan	27,750	—

Total mortgage notes payable	282,029	311,778
Unamortized deferred financing costs and premium/discount, net	1,430	3,692

Total	$283,459	$315,470

Weighted average interest rate, excluding unamortized premium	5.61%	6.03%

As of December 31, 2015, the net book value of the properties collateralizing the mortgage notes payable totaled $614.5 million.

During the years ended December 31, 2015 and 2014, we prepaid $44.3 million and $115.4 million in mortgage loans with a weighted average interest rate of 5.61% and 5.74% per annum, respectively. We recognized losses on extinguishment of debt in conjunction with the prepayments of $247,000 and $3.3 million for the years ended December 31, 2015 and 2014, respectively.

In connection with the redemption of our interest in the GRI JV in June 2015, we assumed a mortgage loan for Concord Shopping Plaza with a principal balance of $27.8 million. The loan bears interest at one-month LIBOR plus 1.35% per annum and has a stated maturity date of June 28, 2018.

In connection with the acquisition of our joint venture partners’ interests in Talega Village Center in January 2014, we assumed a mortgage loan with a principal balance of $11.4 million. The loan bears interest at 5.01% per annum and has a stated maturity date of October 1, 2036; however, both we and the lender have the right to accelerate the maturity date of the loan to October 1, 2021, October 1, 2026 or October 1, 2031.

Unsecured Senior Notes Payable

Our outstanding unsecured senior notes payable in the consolidated balance sheets consisted of the following:

	December 31,
	2015	2014
	(In thousands)
5.375% Senior Notes, due 10/15/15	$—	$107,505
6.00% Senior Notes, due 9/15/16	—	105,230
6.25% Senior Notes, due 1/15/17	101,403	101,403
6.00% Senior Notes, due 9/15/17	116,998	116,998
3.75% Senior Notes, due 11/15/22	300,000	300,000

Total Unsecured Senior Notes	518,401	731,136
Unamortized deferred financing costs and discount, net	(3,029)	(4,136)

Total	$515,372	$727,000

Weighted average interest rate, excluding unamortized discount	4.75%	5.02%

In 2015, we redeemed our 5.375% and 6.00% unsecured senior notes which had principal balances of $107.5 million and $105.2 million, respectively, each at a redemption price equal to the principal amount of the notes, accrued and unpaid interest, and required make-whole premiums of $2.6 million and $4.8 million, respectively. In connection with the redemptions, we recognized a loss on the early extinguishment of debt totaling $7.5 million, which was comprised of the aforementioned make-whole premiums and unamortized discounts and deferred financing costs associated with the notes.

The indentures under which our unsecured senior notes were issued have several covenants that limit our ability to incur debt, require us to maintain an unencumbered asset to unsecured debt ratio above a specified level and limit our ability to consolidate, sell, lease, or convey substantially all of our assets to, or merge with, any other entity. These notes have also been guaranteed by many of our subsidiaries.

Unsecured Revolving Credit Facilities

Our revolving credit facility is with a syndicate of banks and provides $600.0 million of unsecured revolving credit and can be increased through an accordion feature up to an aggregate of $900.0 million, subject to bank participation. The facility bears interest at applicable LIBOR plus a margin of 0.875% to 1.550% per annum and includes a facility fee applicable to the aggregate lending commitments thereunder which varies from 0.125% to 0.300% per annum, both depending on the credit ratings of our unsecured senior notes. As of December 31, 2015, the interest rate margin applicable to amounts outstanding under the facility was 1.05% per annum and the facility fee was 0.20% per annum. The facility includes a competitive bid option which allows us to conduct auctions among the participating banks for borrowings at any one time outstanding of up to 50% of the lender commitments then in effect, a $75.0 million swing line facility for short term borrowings, a $50.0 million letter of credit commitment and a $56.9 million multi-currency subfacility. The facility expires on December 31, 2018, with two six-month extensions at our option, subject to certain conditions. The facility contains a number of customary restrictions on our business and also includes various financial covenants, including maximum unencumbered and total leverage ratios, a maximum secured indebtedness ratio, a minimum fixed charge coverage ratio and a minimum unencumbered interest coverage ratio. The facility also contains customary affirmative covenants and events of default, including a cross default to our other material indebtedness and the occurrence of a change of control. If a material default under the facility were to arise, our ability to pay dividends is limited to the amount necessary to maintain our status as a REIT unless the default is a payment default or bankruptcy event in which case we are prohibited from paying any dividends. As of December 31, 2015, we had drawn $96.0 million against the facility, which bore interest at a weighted average rate of 1.47% per annum. As of December 31, 2014, we had drawn $37.0 million, which bore interest at a weighted average rate of 1.22% per annum.

As of December 31, 2015, giving effect to the financial covenants applicable to the credit facility, the maximum available to us thereunder was approximately $600.0 million, excluding outstanding borrowings of $96.0 million and outstanding letters of credit with an aggregate face amount of $2.2 million.

We had a $5.0 million unsecured credit facility with City National Bank of Florida, for which there was no drawn balance as of December 31, 2014. The facility expired on May 7, 2015.

Term Loans

Our $250.0 million unsecured term loan bears interest, at our option, at the base rate plus a margin of 0.00% to 0.80% or one month LIBOR plus a margin of 0.90% to 1.80%, depending on the credit ratings of our unsecured senior notes and matures on February 13, 2019. In connection with the interest rate swaps discussed below, we have elected and, will continue to elect, the one month LIBOR option, which as of December 31, 2015 resulted in a margin of 1.150%. The loan agreement also calls for other customary fees and charges. The loan agreement contains customary restrictions on our business, financial and affirmative covenants and events of default and remedies which are generally the same as those provided in our $600.0 million unsecured revolving credit facility.

In December 2015, we entered into an unsecured delayed draw term loan facility pursuant to which we may borrow up to the principal amount of $300.0 million in aggregate in one or more borrowings at any time prior to December 2, 2016 and which has a maturity date of December 2, 2020. As of December 31, 2015, we had drawn $225.0 million against the facility. At our request, the principal amount of the facility may be increased up to an aggregate of $500.0 million, subject to the availability of additional commitments from lenders. Borrowings under the facility will bear interest, at our option, at one-month, two-month, three-month or six-month LIBOR plus 0.90% to 1.75%, depending on the credit ratings of our unsecured senior notes, which as of December 31, 2015 resulted in an effective interest rate of 1.343%. Unused amounts available to be drawn under the facility are subject to an unused facility fee of 0.20% per annum. The loan agreement also calls for other customary fees and charges. The loan agreement contains customary restrictions on our business, financial and affirmative covenants, events of default and remedies which are generally the same as those provided in our $600.0 million unsecured revolving credit facility and $250.0 million unsecured term loan facility.

Interest Rate Swaps

As of December 31, 2015, we had interest rate swaps which convert the LIBOR rate applicable to our $250.0 million term loan to a fixed interest rate, providing an effective weighted average fixed interest rate under the loan agreement of 2.62% per annum. The interest rate swaps are designated and qualified as cash flow hedges and have been recorded at fair value. The interest rate swap agreements mature on February 13, 2019, concurrent with the maturity of our $250.0 million unsecured term loan. As of December 31, 2015 and 2014, the fair value of one of our interest rate swaps consisted of an asset of $217,000 and $681,000, respectively, which is included in other assets, and the fair value of the two remaining interest rate swaps consisted of a liability of $2.0 million and $952,000, respectively, which is included in accounts payable and accrued expenses in our consolidated balance sheets.

In October 2015, we entered into a $50.0 million forward starting interest rate swap to mitigate the risk of adverse fluctuations in interest rates with respect to fixed rate indebtedness expected to be issued in 2016. The interest rate swap locks in the 10-year treasury rate and swap spread at a fixed rate of 2.12% per annum and matures on April 4, 2026. However, the interest rate swap has a mandatory settlement date of October 4, 2016, and the Company may settle the swap at any time prior to that date. The interest rate swap has been designated and qualified as a cash flow hedge and is recorded at fair value. As of December 31, 2015, the fair value of our forward starting interest rate swap consisted of an asset of $618,000, which is included in other assets in our consolidated balance sheet. See Note 26 for additional discussion.

The effective portion of changes in fair value of the interest rate swaps associated with our cash flow hedges is recorded in accumulated other comprehensive income and is subsequently reclassified into interest expense in the period that the hedged forecasted transactions affect earnings. Within the next 12 months, we expect to reclassify the effective portion of changes in fair value of the interest rate swaps and the forward starting interest rate swap of $2.0 million and $(46,000), respectively, as an increase (decrease) to interest expense.

Principal maturities of borrowings outstanding as of December 31, 2015, including mortgage notes payable, unsecured senior notes payable, term loans and the unsecured revolving credit facility are as follows:

Year Ending December 31,	Amount
(In thousands)
2016	$50,407
2017	288,968
2018	185,270
2019	273,871
2020	230,470
Thereafter	342,444

Total	$1,371,430

Interest costs incurred, excluding amortization and accretion of discounts and premiums and deferred financing costs, were $59.0 million, $71.4 million and $74.3 million in the years ended December 31, 2015, 2014 and 2013, respectively, of which $4.8 million, $5.0 million and $2.9 million, respectively, were capitalized.

13.	Other Liabilities

The following is a summary of the composition of other liabilities included in the consolidated balance sheets:

	December 31,
	2015	2014
	(In thousands)
Lease intangible liabilities, net	$159,665	$157,486
Prepaid rent	9,361	9,607
Other	677	307

Total other liabilities	$169,703	$167,400

During the year ended December 31, 2014, we recognized a $4.4 million net termination benefit, which is included in minimum rent in the accompanying consolidated statement of income, in relation to our property located at 101 7th Avenue in New York from the accelerated accretion of a below-market lease liability upon the tenant vacating the space and rejecting the lease in connection with a bankruptcy filing.

As of December 31, 2015 and 2014, the gross carrying amount of our lease intangible liabilities, which are composed of below-market leases, was $240.1 million and $226.8 million, respectively, and the accumulated amortization was $80.5 million and $69.3 million, respectively.

Included in the consolidated statements of income as an increase to minimum rent for the years ended December 31, 2015, 2014 and 2013 is $16.1 million, $22.3 million and $17.3 million, respectively, of accretion related to lease intangible liabilities.

As of December 31, 2015, the estimated accretion of lease intangible liabilities for the next five years is as follows:

Year Ending December 31,	Amount
(In thousands)
2016	$14,830
2017	12,160
2018	11,075
2019	8,794
2020	8,165

14.	Income Taxes

We elected to be taxed as a REIT under the Code, commencing with our taxable year ended December 31, 1995. To qualify as a REIT, we must meet a number of organizational and operational requirements, including a requirement that we currently distribute at least 90% of our REIT taxable income (excluding net capital gains) to our stockholders. The difference between net income available to common stockholders for financial reporting purposes and taxable income before dividend deductions relates primarily to temporary differences, such as real estate depreciation and amortization, deduction of deferred compensation and deferral of gains on sold properties utilizing like kind exchanges. Also, at least 95% of our gross income in any year must be derived from qualifying sources. It is our intention to adhere to the organizational and operational requirements to maintain our REIT status. As a REIT, we generally will not be subject to corporate level federal income tax, provided that distributions to our stockholders equal at least the amount of our REIT taxable income as defined under the Code. We distributed sufficient taxable income for the year ended December 31, 2015; therefore, we anticipate that no federal income or excise taxes will be incurred. We distributed sufficient taxable income for the years ended December 31, 2014 and 2013; therefore, no federal income or excise taxes were incurred. If we fail to qualify as a REIT in any taxable year, we will be subject to federal income taxes at regular corporate rates (including any applicable alternative minimum tax) and may not be able to qualify as a REIT for four subsequent taxable years. Even if we qualify for taxation as a REIT, we may be subject to state income or franchise taxes in certain states in which some of our properties are located and excise taxes on our undistributed taxable income. We are required to pay U.S. federal and state income taxes on our net taxable income, if any, from the activities conducted by our TRSs. Accordingly, the only material provision for federal income taxes in our consolidated financial statements relates to our consolidated TRSs.

Further, we believe that we have appropriate support for the tax positions taken on our tax returns and that our accruals for tax liabilities are adequate for all years still subject to tax audit, which include all years after 2011.

The following table reconciles GAAP net income to taxable income:

	Year Ended December 31,
	2015	2014	2013
	(In thousands)
GAAP net income attributable to Equity One	$65,453	$48,897	$77,954
Net income attributable to taxable REIT subsidiaries	(411)	(1,214)	(585)

GAAP net income from REIT operations	65,042	47,683	77,369
Book/tax differences:
Joint ventures	427	(2,403)	14,941
Depreciation	15,924	21,712	10,899
Sale of property	(12,031)	(12,533)	(36,220)
Exercise of stock options and restricted shares	503	(3,387)	(398)
Interest expense	2,544	1,908	1,558
Deferred/prepaid/above and below-market rents, net	(4,487)	(7,907)	(4,363)
Impairment loss	12,109	21,620	5,353
Inclusion from foreign taxable REIT subsidiary	2,975	—	910
Brownfield tax credits (see Note 11)	5,450	9,225	—
Amortization	(1,696)	(842)	136
Acquisition costs	1,372	1,771	2,771
Other, net	1,089	(1,671)	(361)

Adjusted taxable income (1)	$89,221	$75,176	$72,595

(1)	Adjusted taxable income subject to 90% dividend requirements.

The following summarizes the tax status of dividends paid:

	Year Ended December 31,
	2015	2014	2013
Dividend paid per share	$0.88	$0.88	$0.88
Ordinary income	79.98%	68.84%	66.37%
Return of capital	20.02%	28.51%	31.21%
Capital gains	—%	2.65%	2.42%

Taxable REIT Subsidiaries

We are required to pay U.S. federal and state income taxes on our net taxable income, if any, from the activities conducted by our TRSs, which include IRT Capital Corporation II (“IRT”), DIM Vastgoed N.V. (“DIM”) and C&C Delaware, Inc. During August 2015, another TRS, Southeast US Holdings, B.V., merged into DIM. Although DIM is organized under the laws of the Netherlands, it pays U.S. corporate income tax based on its operations in the United States. Pursuant to the tax treaty between the U.S. and the Netherlands, DIM is entitled to the avoidance of double taxation on its U.S. income. Thus, it pays no income taxes in the Netherlands.

Income taxes have been provided for on the asset and liability method as required by the Income Taxes Topic of the FASB ASC. Under the asset and liability method, deferred income taxes are recognized for the temporary differences between the financial reporting bases and the tax bases of the TRS assets and liabilities. A deferred tax asset valuation allowance is recorded when it has been determined that it is more-likely-than-not that the deferred tax asset will not be realized. If a valuation allowance is needed, a subsequent change in circumstances in future periods that causes a change in judgment about the realization of the related deferred tax amount could result in the reversal of the deferred tax valuation allowance.

Our total pre-tax income and income tax benefit (provision) relating to our TRSs and taxable entities which have been consolidated for accounting reporting purposes are summarized as follows:

	Year Ended December 31,
	2015	2014	2013
	(In thousands)
U.S. income (loss) before income taxes	$168	$2,212	$(1,582)
Foreign (loss) income before income taxes	(613)	(190)	3

(Loss) income from continuing operations before income taxes	(445)	2,022	(1,579)
Less income tax benefit (provision):
Current federal and state	(54)	10	(34)
Deferred federal and state	910	(860)	518

Total income tax benefit (provision)	856	(850)	484

Income (loss) from continuing operations from taxable REIT subsidiaries	411	1,172	(1,095)
Income from discontinued operations from taxable REIT subsidiaries, net of tax	—	42	1,680

Net income from taxable REIT subsidiaries	$411	$1,214	$585

We recorded no tax provision from discontinued operations for the year ended December 31, 2015 and we recorded tax provisions from discontinued operations of $27,000 and $686,000 during the years ended December 31, 2014 and 2013, respectively. The tax provisions relate to taxable income generated by the disposition of properties.

The total income tax benefit (provision) differs from the amount computed by applying the statutory federal income tax rate to net income before income taxes as follows:

	Year Ended December 31,
	2015	2014	2013
	(In thousands)
Federal benefit (provision) at statutory tax rate (1)	$767	$(681)	$344
State taxes, net of federal benefit (provision)	99	(80)	34
Foreign tax rate differential	—	(19)	(5)
Other	(10)	(63)	117
Valuation allowance increase	—	(7)	(6)

Total income tax benefit (provision) from continuing operations	856	(850)	484
Income tax provision from discontinued operations	—	(27)	(686)

Total income tax benefit (provision)	$856	$(877)	$(202)

(1)	Rate of 34% or 35% used, dependent on the taxable income levels of our TRSs.

Our deferred tax assets and liabilities were as follows:

	December 31,
	2015	2014
	(In thousands)
Deferred tax assets:
Disallowed interest	$2,719	$2,722
Net operating loss	1,675	3,099
Other	673	82
Valuation allowance	—	(164)

Total deferred tax assets	5,067	5,739
Deferred tax liabilities:
Other real estate investments	(14,009)	(15,439)
Mortgage revaluation	(168)	(466)
Other	(242)	(95)

Total deferred tax liabilities	(14,419)	(16,000)

Net deferred tax liability	$(9,352)	$(10,261)

As of December 31, 2015, the net deferred tax liability of $9.4 million consisted of a $3.9 million deferred tax asset associated with IRT included in other assets in the accompanying consolidated balance sheet and a $13.3 million deferred tax liability associated with DIM. As of December 31, 2014, the net deferred tax liability of $10.3 million consisted of a $2.3 million deferred tax asset associated with IRT included in other assets in the accompanying consolidated balance sheet and a $12.6 million deferred tax liability associated with DIM.

The tax deduction for interest paid by the TRS to the REIT is subject to certain limitations pursuant to U.S. federal tax law. Such interest may only be deducted in any tax year in which the TRS’ income exceeds certain thresholds. Such disallowed interest may be carried forward and utilized in future years, subject to the same limitation. As of December 31, 2015, IRT had approximately $2.7 million of disallowed interest carryforwards, with a tax value of $2.7 million, which do not expire. IRT expects to realize the benefits of its net deferred tax asset of approximately $3.9 million as of December 31, 2015, primarily from identified tax planning strategies, as well as projected taxable income. As of December 31, 2015, DIM had a federal net operating loss carryforward of approximately $2.2 million which begins to expire in 2027 and no state net operating loss carryforward. As of December 31, 2015, IRT had federal and state net operating loss carryforwards of approximately $1.7 million and $1.2 million, respectively, which begin to expire in 2030.

15.	Noncontrolling Interests

The following is a summary of the noncontrolling interests in consolidated entities included in the consolidated balance sheets:

	December 31,
	2015	2014
	(In thousands)
CapCo	$206,145	$206,145
DIM (1)	—	1,044

Total noncontrolling interests included in total equity	$206,145	$207,189

(1)	At December 31, 2014, we owned an economic interest in DIM of 98%. In February 2015, we entered into a conditional settlement agreement to acquire the remaining 2.0% interests held by minority shareholders, which was completed in April 2015 after the Dutch court’s approval of the agreement.

During the years ended December 31, 2015, 2014 and 2013, there were no material effects on the equity attributable to us resulting from changes in our ownership interest in our subsidiaries.

CapCo

On January 4, 2011, we acquired a controlling ownership interest in CapCo through a joint venture with LIH. At the time of the acquisition, CapCo, which was previously wholly-owned by LIH, owned a portfolio of 13 properties in California totaling approximately 2.6 million square feet of GLA. LIH is a subsidiary of Intu Properties PLC (“Intu”) (formerly Capital Shopping Centres Group PLC), a United Kingdom real estate investment trust. As a result of the transaction, we increased the size of our board of directors by one seat and added David Fischel, a designee of Intu, to our board pursuant to an Equityholders’ Agreement with Intu, LIH and Gazit. The results of CapCo’s operations have been included in our consolidated financial statements from the date of acquisition. Upon consolidation, we recorded $206.1 million of noncontrolling interest, which represented the fair value of the portion of CapCo’s equity that we did not own upon acquisition. The $206.1 million of noncontrolling interest is reflected in the equity section of our consolidated balance sheet as permanent equity as of December 31, 2015.

At the closing of the transaction, LIH contributed all of the outstanding shares of CapCo’s common stock to the joint venture in exchange for 11.4 million Class A Shares in the joint venture, representing an approximate 22% interest in the joint venture, and we contributed a shared appreciation promissory note to the joint venture in the amount of $600.0 million and an additional $84.3 million in exchange for an approximate 78% interest in the joint venture consisting of Class A Shares and Class B Shares. The joint venture shares received by LIH were redeemable for cash or, solely at our option, our common stock on a one-for-one basis, subject to certain adjustments. LIH’s ability to participate in the earnings of CapCo was limited to their right to receive distributions payable on their Class A Shares. These distributions consisted of a non-elective distribution equivalent to the dividend paid on our common stock and, if the return on our Class B Shares exceeded a certain threshold, a voluntary residual distribution paid on both Class A Shares and Class B Shares. As such, earnings attributable to the noncontrolling interest as reflected in our consolidated statement of income were limited to distributions made to LIH on its Class A joint venture shares.

Distributions to LIH for each of the years ended December 31, 2015, 2014 and 2013 were $10.0 million, which were equivalent to the per share dividends declared on our common stock.

In January 2016, we repaid the $600.0 million shared appreciation promissory note, LIH exercised its redemption right with respect to all of its Class A shares, and we elected to issue approximately 11.4 million shares of our common stock in exchange for such shares. See Note 26 for further discussion.

16.	Stockholders’ Equity and Earnings Per Share

During each quarter of 2015, our Board of Directors declared cash dividends of $0.22 per share on our common stock. These dividends were paid in March, June, September and December 2015.

In November 2015, we entered into distribution agreements with various financial institutions as part of our implementation of an ATM Program under which we may sell up to 8.5 million shares, par value of $0.01 per share, of our common stock from time to time in “at-the-market” offerings or certain other transactions. Concurrently, we entered into a common stock purchase agreement with MGN, an affiliate of Gazit, which may be deemed to be controlled by Chaim Katzman, the Chairman of our Board of Directors. Pursuant to this agreement, MGN will have the option to purchase directly from us in private placements up to 20% of the number of shares of common stock sold by us pursuant to the distribution agreements during each calendar quarter, up to an aggregate maximum of approximately 1.3 million shares under the agreement. Actual sales will depend on a variety of factors to be determined by us from time to time, including (among others) market conditions, the trading price of our common stock, our needs for additional amounts of capital and our determination of the most appropriate source of funding for such needs. We intend to use the net proceeds from any sales under the ATM Program for general corporate purposes, which may include repaying debt and funding future acquisitions or development and redevelopment activities. As of December 31, 2015, we had not issued any shares under the ATM Program.

In March 2015, we completed an underwritten public offering and concurrent private placement totaling 4.5 million shares of our common stock at a price to the public and in the private placement of $27.05 per share. In the concurrent private placement, 600,000 shares were purchased by Gazit First Generation LLC, an affiliate of Gazit, which may be deemed to be controlled by Chaim Katzman, the Chairman of our Board of Directors. The offerings generated net proceeds to us of approximately $121.3 million before expenses. The stock issuance costs and underwriting discounts were approximately $589,000. We used the net proceeds to fund the redemption of our 5.375% unsecured senior notes due October 2015 and for general corporate purposes, including the repayment of other secured and unsecured debt.

In September 2014, we completed an underwritten public offering and concurrent private placement totaling 4.5 million shares of our common stock at a price to the public and in the private placement of $23.30 per share. In the concurrent private placement, 675,000 shares were purchased by Gazit First Generation LLC. The offerings generated net proceeds to us of approximately $104.6 million before expenses. The stock issuance costs and underwriting discounts were approximately $561,000. We used the net proceeds to fund development and redevelopment activities, to repay secured and unsecured debt and for general corporate purposes.

Earnings per Share

The following summarizes the calculation of basic and diluted earnings per share (“EPS”) and provides a reconciliation of the amounts of net income available to common stockholders and shares of common stock used in calculating basic and diluted EPS:

	Year Ended December 31,
	2015	2014	2013
	(In thousands, except per share amounts)
Income from continuing operations	$75,467	$58,134	$48,963
Net income attributable to noncontrolling interests - continuing operations	(10,014)	(12,206)	(10,209)

Income from continuing operations attributable to Equity One, Inc.	65,453	45,928	38,754
Allocation of continuing income to participating securities	(423)	(1,759)	(1,045)

Income from continuing operations available to common stockholders	65,030	44,169	37,709

Income from discontinued operations	—	2,957	39,694
Net loss (income) attributable to noncontrolling interests - discontinued operations	—	12	(494)

Income from discontinued operations available to common stockholders	—	2,969	39,200

Net income available to common stockholders	$65,030	$47,138	$76,909

Weighted average shares outstanding – Basic	127,957	119,403	117,389
Stock options using the treasury method	119	222	288
Non-participating restricted stock using the treasury method	10	40	—
Long-term incentive plan shares using the treasury method	74	60	94

Weighted average shares outstanding – Diluted	128,160	119,725	117,771

Basic earnings per share available to common stockholders:
Continuing operations	$0.51	$0.37	$0.32
Discontinued operations	—	0.02	0.33

Earnings per common share — Basic	$0.51	$0.39	$0.66 *

Diluted earnings per share available to common stockholders:
Continuing operations	$0.51	$0.37	$0.32
Discontinued operations	—	0.02	0.33

Earnings per common share — Diluted	$0.51	$0.39	$0.65

*	Note: EPS does not foot due to the rounding of the individual calculations.

No shares of common stock issuable upon the exercise of outstanding options were excluded from the computation of diluted EPS for the year ended December 31, 2015. The computation of diluted EPS for the years ended December 31, 2014 and 2013 did not include 532,000 and 1.4 million shares of common stock, respectively, issuable upon the exercise of outstanding options, at prices ranging from $24.12 to $26.66 and $23.52 to $26.66, respectively, because the option prices were greater than the average market price of our common shares during the respective periods.

The computation of diluted EPS for the years ended December 31, 2015, 2014 and 2013 did not include the 11.4 million joint venture units held by LIH, which are redeemable by LIH for cash or, solely at our option, shares of our common stock on a one-for-one basis, subject to certain adjustments. These convertible units were not included in the diluted weighted average share count because their inclusion is anti-dilutive. In January 2016, LIH exercised its redemption right for all of their outstanding interests in the CapCo joint venture. See Notes 15 and 26 for further discussion.

17.	Share-Based Payments

The Equity One Amended and Restated 2000 Executive Incentive Compensation Plan (the “2000 Plan”) provides for grants of stock options, stock appreciation rights, restricted stock, and deferred stock, other stock-related awards and performance or annual incentive awards that may be settled in cash, stock or other property. The persons eligible to receive an award under the 2000 Plan are our officers, directors, employees and independent contractors. The total number of shares of common stock that may be issuable under the 2000 Plan is 13.5 million shares, plus (i) the number of shares with respect to which options previously granted under the 2000 Plan that terminate without being exercised, and (ii) the number of shares that are surrendered in payment of the exercise price for any awards or any tax withholding requirements. The 2000 Plan will terminate on the earlier of May 2, 2021 or the date on which all shares reserved for issuance under the 2000 Plan have been issued. As of December 31, 2015, 5.7 million shares were available for issuance.

Options and Restricted Stock

As of December 31, 2015, we had stock options and restricted stock outstanding under the 2000 Plan. The following table presents information regarding stock option activity during the year ended December 31, 2015:

	Shares Under Option	Weighted Average Exercise Price	Weighted Average Remaining Contractual Term	Aggregate Intrinsic Value
	(In thousands)		(In years)	(In thousands)
Outstanding at beginning of the year	1,208	$22.37
Granted	—	—
Exercised	(557)	24.30
Forfeited or expired	—	—

Outstanding at end of the year	651	$20.72	4.8	$4,190

Exercisable at end of the year	501	$20.08	3.7	$3,548

The total cash or other consideration received from options exercised during the years ended December 31, 2015, 2014 and 2013 was $3.0 million, $40.4 million and $8.7 million, respectively. The total intrinsic value of options exercised during the years ended December 31, 2015, 2014 and 2013 was $1.5 million, $6.1 million and $4.6 million, respectively.

During the year ended December 31, 2014, the fair value of the 200 options granted was estimated on the grant date using the Black-Scholes-Merton pricing model with the following assumptions:

Dividend yield	3.8%
Risk-free interest rate	2.0%
Expected option life	6.3 years
Expected volatility	39.8%

The options were granted with an exercise price equivalent to the current stock price on the grant date. No options were granted during the years ended December 31, 2015 and 2013.

Restricted Stock Grants and Long-Term Incentive Compensation Plan

The following table presents information regarding restricted stock activity during the year ended December 31, 2015:

	Shares	Weighted Average Grant-Date Fair Value
	(In thousands)
Unvested at beginning of the year	180	$22.91
Granted	392	$23.63
Vested	(161)	$22.61
Forfeited or cancelled	(1)	$22.57

Unvested at end of the year	410	$23.72

The weighted average grant-date fair value of restricted stock granted during the years ended December 31, 2014 and 2013 was $22.95 and $22.40, respectively. Shares of restricted stock granted during the year ended December 31, 2015 are subject to forfeiture and vest over periods from 2 to 4 years. We measure compensation expense for restricted stock awards based on the fair value of our common stock at the date of grant and charge such amounts to expense ratably over the vesting period on a straight-line basis. During the year ended December 31, 2015, the total grant-date value of the approximately 161,000 shares of restricted stock that vested was approximately $3.6 million.

Share-Based Compensation Expense

Share-based compensation expense, which is included in general and administrative expenses in the accompanying consolidated statements of income, is summarized as follows:

	Year Ended December 31,
	2015	2014	2013
	(In thousands)
Restricted stock expense	$4,785	$6,818	$5,931
Stock option expense	337	650	465
Employee stock purchase plan discount	36	30	18

Total equity-based expense	5,158	7,498	6,414
Restricted stock classified as a liability	655	289	117

Total expense	5,813	7,787	6,531
Less amount capitalized	(553)	(520)	(358)

Net share-based compensation expense	$5,260	$7,267	$6,173

As of December 31, 2015, we had $9.9 million of total unrecognized compensation expense related to unvested and restricted share-based payment arrangements (unvested options and restricted shares) granted under our 2000 Plan. This expense is expected to be recognized over a weighted average period of 2.3 years.

Discounts offered to participants under our 2004 Employee Stock Purchase Plan represent the difference between the market value of our stock on the purchase date and the purchase price of shares as provided under the plan.

Employment Related Agreements

Jeffrey Olson

In March 2014, Jeffrey Olson, our former Chief Executive Officer, informed us that he would not be renewing his employment agreement which was set to expire on December 31, 2014. On June 2, 2014, we entered into a Separation of Employment Agreement with Mr. Olson which resulted in a modification of the terms of his outstanding equity awards such that 58,240 shares of restricted stock that were scheduled to vest on December 31, 2014 vested on August 29, 2014 and the post-employment window in which Mr. Olson can exercise his vested stock options was extended from three months to six months. In addition, the service and market conditions related to Mr. Olson’s long-term incentive plan award (“LTIP”) that was scheduled to vest on December 31, 2014 were modified such that the award was scheduled to vest on August 29, 2014. However, as none of the market conditions were ultimately met, no shares vested in connection with the LTIP.

The modification of Mr. Olson’s stock options resulted in additional compensation expense of $232,000, as determined using a Black-Scholes-Merton model, which was recognized on the modification date as the options had previously vested. As a result of Mr. Olson’s separation and the related modification of the vesting conditions associated with his restricted stock and LTIP awards, all compensation expense previously recognized in relation to these awards (excluding the value of dividends previously paid on such awards) was reversed. The value of the modified restricted stock, as determined by the fair value of our common stock as of the modification date, and the fair value of the modified LTIP, as determined using a Monte Carlo simulation, were recognized from the modification date through August 29, 2014.

David Lukes

On April 2, 2014, we entered into an employment agreement with David Lukes, our Chief Executive Officer, which became effective as of May 12, 2014 and has an initial term which ends on May 12, 2018. Mr. Lukes’ employment agreement provides for an annual base salary of $850,000 and other benefits generally made available to our senior executive officers. In addition, Mr. Lukes is eligible for a target performance bonus of 100% of his base salary, except that with respect to the 2014 calendar year, Mr. Lukes received an annual bonus of no less than $850,000 reduced pro rata based on the portion of calendar year 2014 during which Mr. Lukes was not employed by the Company. Bonuses will be payable 50% in cash and 50% in shares of our restricted stock which will vest ratably over three years. Mr. Lukes also received a signing bonus of $500,000, which is included in general and administrative expenses in the accompanying statement of income for the year ended December 31, 2014. Mr. Lukes will repay the signing bonus in full in the event he resigns without good reason or is terminated for cause within 12 months of the commencement of his employment.

Upon the commencement of his employment, Mr. Lukes received 200,000 stock options with an exercise price of $22.87 per share that will vest ratably on the first, second, third and fourth anniversaries of the grant date. In addition, Mr. Lukes received 68,956 shares of restricted stock that will vest ratably on the second, third, and fourth anniversaries of the grant date and a LTIP, under which Mr. Lukes’ target award is 156,300 shares of our common stock. The number of shares of stock that will ultimately be issued under the LTIP is based on our performance during the four-year period beginning on the date of Mr. Lukes’ employment. The performance metrics (and their weightings) are based on our absolute total shareholder return (“Absolute TSR”) (25%), total shareholder return relative to specified peer companies (“Relative TSR”) (25%) and growth in recurring funds from operations per share (“Recurring FFO Growth”) (25%). The remaining 25% of Mr. Lukes’ award is discretionary. For each of these four components, Mr. Lukes can earn 50%, 100% or 200% of the 39,075 target shares allocated to such component based on the actual performance compared to specified targets. Shares earned pursuant to the LTIP will be issued following the completion of the four-year performance period, subject to Mr. Lukes’ continued employment through the end of such period.

The Absolute TSR and Relative TSR components of Mr. Lukes’ LTIP are considered market-based awards. Accordingly, the probability of meeting the market criteria was considered when calculating the estimated fair value of the awards on the date of grant using Monte Carlo simulations. Furthermore, compensation expense associated with these awards will be recognized over the requisite service period as long as the requisite service is provided, regardless of whether the market criteria are achieved and the awards are ultimately earned. The significant assumptions used to value these awards include the volatility of our common stock (24.3%), the volatility of the common stock of various peer companies (which ranged from 13.7% to 28.6%), and the risk-free interest rate (1.3%). The aggregate estimated fair value of these components of Mr. Lukes’ LTIP was $1.5 million, which will be recognized over the four-year performance period.

The Recurring FFO Growth component of Mr. Lukes’ LTIP is considered a performance-based award which is earned subject to future performance measurement. The award was valued at $19.51 per share based on the fair value of our common stock at the date of grant less the present value of the dividends expected to be paid on our common stock during the requisite service period. Compensation expense for this component will be recognized over the requisite service period based on management’s periodic estimate of the likelihood that the performance criteria will be met. No compensation expense will be recognized for the discretionary portion of Mr. Lukes’ LTIP prior to the completion of the performance period.

Chaim Katzman

On June 2, 2014, we entered into a Chairman Compensation Agreement with Chaim Katzman, our Chairman of the Board, which replaced Mr. Katzman’s existing Chairman Compensation Agreement with the Company following the expiration of its term on December 31, 2014. The initial term of the new Chairman Compensation Agreement ends December 31, 2017. Pursuant to the agreement, we granted Mr. Katzman 255,000 shares of restricted stock that will vest as follows: (i) 7,095 shares on January 31, 2015; and (ii) 7,083 shares on the last day of each calendar month beginning February 2015 and ending December 2017. The award was valued at $22.24 per share based on the fair value of our common stock at the date of grant less the present value of the dividends expected to be paid on our common stock during the period from the date of grant to January 2, 2015, at which time Mr. Katzman’s restricted stock is entitled to receive dividends. Compensation expense related to the award will be recognized over the period from June 2014 through December 2017.

Thomas Caputo

On June 25, 2014, we entered into a new employment agreement with Thomas Caputo, our President, which is effective as of January 1, 2015 immediately following the expiration of Mr. Caputo’s prior employment agreement with the Company and ends on December 31, 2016. Mr. Caputo’s new employment agreement provides for an annual base salary of $750,000 and other benefits generally made available to our senior executive officers. In addition, Mr. Caputo will be eligible for a target performance bonus of 100% of his base salary that will be payable in cash. Pursuant to the agreement, on January 1, 2015, we granted Mr. Caputo 39,370 shares of our restricted common stock, which will fully vest on December 31, 2016 subject to Mr. Caputo then being employed by the Company. Compensation expense related to the award will be recognized over the period from January 2015 through December 2016.

Michael Makinen

On June 25, 2014, we entered into an employment agreement with Michael Makinen to serve as our Chief Operating Officer. The agreement became effective as of July 15, 2014, and the initial term ends on July 15, 2018. Mr. Makinen’s employment agreement provides for an annual base salary of $400,000 and other benefits generally made available to our senior executive officers. In addition, Mr. Makinen is eligible for a target performance bonus of $300,000, except that with respect to the 2014 calendar year, Mr. Makinen received an annual bonus of no less than $300,000 reduced pro rata based on the portion of calendar year 2014 during which Mr. Makinen was not employed by the Company. Bonuses will be payable 50% in cash and 50% in shares of our restricted stock which will vest ratably over three years.

Upon the commencement of his employment, Mr. Makinen received 5,000 shares of restricted stock that will vest in equal portions on the first and second anniversaries of the grant date and a LTIP, under which Mr. Makinen’s target award is 25,685 shares of our common stock. The number of shares of stock that will ultimately be awarded is based on our performance during the four-year period beginning on the date of Mr. Makinen’s employment. Shares earned pursuant to the LTIP will be issued following the completion of the four-year performance period, subject to Mr. Makinen’s continued employment through the end of such period.

Mr. Makinen’s LTIP award shares the same performance metrics and weightings as Mr. Lukes’ LTIP award described above. The significant assumptions used to value the Absolute TSR and Relative TSR components of Mr. Makinen’s LTIP include the volatility of our common stock (23.1%), the volatility of the common stock of various peer companies (which ranged from 14.1% to 25.7%), and the risk-free interest rate (1.3%). The aggregate estimated fair value of these components was $253,000, which will be recognized over the four-year performance period. The Recurring FFO Growth component of Mr. Makinen’s LTIP was valued at $20.68 per share based on the fair value of our common stock at the date of grant less the present value of the dividends expected to be paid on our common stock during the requisite service period. Compensation expense for the Recurring FFO Growth component will be recognized over the requisite service period based on management’s periodic estimate of the likelihood that the performance criteria will be met. No compensation expense will be recognized for the discretionary portion of Mr. Makinen’s LTIP prior to the completion of the performance period.

Matthew Ostrower

On January 26, 2015, we entered into a four-year employment agreement with Matthew Ostrower to serve as our Chief Financial Officer. Mr. Ostrower’s employment agreement provides for an annual base salary of $500,000 and other benefits generally made available to our senior executive officers. In addition, Mr. Ostrower is eligible for an annual target performance bonus of $400,000. Bonuses will be payable 50% in cash and 50% in shares of our restricted stock which will vest ratably over three years. Mr. Ostrower was reimbursed approximately $30,000 for expenses incurred in relocating to New York in connection with his employment.

Upon the commencement of his employment in March 2015, Mr. Ostrower received 22,189 shares of restricted stock that will vest ratably on the first, second, third, and fourth anniversaries of the grant date and a LTIP, under which Mr. Ostrower’s target award is 44,379 shares of our common stock. The number of shares of stock that will ultimately be issued under the LTIP is based on our performance during the four-year period beginning on the date of Mr. Ostrower’s employment. Shares earned pursuant to the LTIP will be issued following the completion of the four-year performance period, subject to Mr. Ostrower’s continued employment through the end of such period, and will not participate in dividends during the performance period.

Mr. Ostrower’s LTIP award shares the same performance metrics and weightings as Mr. Lukes’ LTIP awards described above. The significant assumptions used to value these awards include the volatility of our common stock (21.9%), the volatility of the common stock of various peer companies (which ranged from 14.3% to 23.7%), and the risk-free interest rate (1.4%). The aggregate estimated fair value of these components of Mr. Ostrower’s LTIP was $486,000, which will be recognized over the four-year performance period. The Recurring FFO Growth component of Mr. Ostrower’s LTIP is considered a performance-based award which is earned subject to future performance measurement. The award was valued at $23.47 per share based on the fair value of our common stock at the date of grant less the present value of the dividends expected to be paid on our common stock during the requisite service period. Compensation expense for the Recurring FFO Growth component will be recognized over the requisite service period based on management’s periodic estimate of the likelihood that the performance criteria will be met. No compensation expense will be recognized for the discretionary portion of Mr. Ostrower’s LTIP prior to the completion of the performance period.

401(k) Plan

We have a 401(k) defined contribution plan (the “401(k) Plan”) covering substantially all of our officers and employees which permits participants to defer compensation up to the maximum amount permitted by law. We match 100% of each employee’s contribution up to 3.0% of the employee’s annual compensation and, thereafter, match 50% of the next 3.0% of the employee’s annual compensation. Employees’ contributions and our matching contributions vest immediately. Our contributions to the 401(k) Plan for the years ended December 31, 2015, 2014 and 2013 were $446,000, $424,000 and $414,000, respectively.

2004 Employee Stock Purchase Plan

Our amended and restated Employee Stock Purchase Plan (the “ESPP”) provides a convenient means by which eligible employees could purchase shares of our common stock on a quarterly basis through payroll deductions and voluntary cash investments. Under the ESPP, the quarterly purchase price per share paid by employees is 85% of the average closing price per share of our common stock on the five trading days that immediately precede the last trading day of the quarter, provided, however, that in no event may the purchase price be less than the lower of (i) 85% of the closing price on the first trading day of the quarter or (ii) 85% of the closing price on the last trading day of the quarter. Shares purchased under the amended and restated ESPP are subject to a six-month holding requirement, subject to exceptions for hardship.

18.	Future Minimum Rental Income

Our properties are leased to tenants under operating leases that expire at various dates through the year 2040. Future minimum rents under non-cancelable operating leases as of December 31, 2015, excluding tenant reimbursements of operating expenses and percentage rent based on tenants’ sales volume are as follows:

Year Ending December 31,	Amount
(In thousands)
2016	$252,685
2017	229,806
2018	201,508
2019	172,926
2020	144,871
Thereafter	665,348

Total	$1,667,144

19.	Commitments and Contingencies

As of December 31, 2015, we had provided letters of credit having an aggregate face amount of $2.2 million as additional security for financial and other obligations.

As of December 31, 2015, we have invested an aggregate of approximately $103.5 million in active development or redevelopment projects at various stages of completion and anticipate that these projects will require an additional $147.6 million to complete, based on our current plans and estimates, which we anticipate will be primarily expended over the next three years. We have other significant projects for which we expect to expend an additional $24.2 million in the next one to two years based on our current plans and estimates. These capital expenditures are generally due as the work is performed and are expected to be financed by funds available under our revolving credit facility, sales of equity under our ATM Program, proceeds from property dispositions and available cash.

We are subject to litigation in the normal course of business. However, we do not believe that any of the litigation outstanding as of December 31, 2015 will have a material adverse effect on our financial condition, results of operations or cash flows.

Certain of our shopping centers are subject to non-cancelable long-term ground leases that expire at various dates through the year 2076 and in most cases provide for renewal options. In addition, we have non-cancelable operating leases for office space and equipment that expire at various dates through the year 2021. As of December 31, 2015, future minimum rental payments under non-cancelable operating leases are as follows:

Year Ending December 31,	Amount
(In thousands)
2016	$1,685
2017	1,407
2018	1,415
2019	1,433
2020	1,435
Thereafter	35,147

Total	$42,522

During the years ended December 31, 2015, 2014 and 2013, we recognized approximately $1.6 million, $1.5 million and $1.4 million, respectively, of rental expense related to our non-cancelable operating leases.

20.	Environmental Matters

We are subject to numerous environmental laws and regulations. The operation of dry cleaning and gas station facilities at our shopping centers are the principal environmental concerns. We require that the tenants who operate these facilities do so in material compliance with current laws and regulations and we have established procedures to monitor dry cleaning operations. Where available, we have applied and been accepted into state sponsored environmental programs. Several properties in the portfolio will require or are currently undergoing varying levels of environmental remediation. We have environmental insurance policies covering most of our properties which limits our exposure to some of these conditions, although these policies are subject to limitations and environmental conditions known at the time of acquisition are typically excluded from coverage. Management believes that the ultimate disposition of currently known environmental matters will not have a material adverse effect on our financial condition, results of operations or cash flows.

21.	Fair Value Measurements

Recurring Fair Value Measurements

As of December 31, 2015 and 2014, we had three interest rate swap agreements with a notional amount of $250.0 million and a forward starting interest rate swap with a notional amount of $50.0 million that are measured at fair value on a recurring basis. As of December 31, 2015 and 2014, the fair value of one of our interest rate swaps consisted of an asset of $217,000 and $681,000, respectively, which is included in other assets, and the fair value of the two remaining interest rate swaps consisted of a liability of $2.0 million and $952,000, respectively, which is included in accounts payable and accrued expenses in our consolidated balance sheets. As of December 31, 2015, the fair value of our forward starting interest rate swap consisted of an asset of $618,000, which is included in other assets in our consolidated balance sheets. The net unrealized loss on our interest rate derivatives was $910,000 and $3.2 million for the years ended December 31, 2015 and 2014, respectively, and is included in accumulated other comprehensive loss. The fair values of the interest rate swaps are based on the estimated amounts we would receive or pay to terminate the contract at the reporting date and are determined using interest rate pricing models and observable inputs. The interest rate swaps are classified within Level 2 of the valuation hierarchy.

The following are assets and liabilities measured at fair value on a recurring basis as of December 31, 2015 and 2014:

	Fair Value Measurements
	Total	Level 1	Level 2	Level 3
	(In thousands)
December 31, 2015
Interest rate derivatives:
Classified as an asset in other assets	$835	$—	$835	$—
Classified as a liability in accounts payable and accrued expenses	$1,991	$—	$1,991	$—

December 31, 2014
Interest rate derivatives:
Classified as an asset in other assets	$681	$—	$681	$—
Classified as a liability in accounts payable and accrued expenses	$952	$—	$952	$—

Valuation Methods

The fair values of our interest rate swaps were determined using widely accepted valuation techniques, including discounted cash flow analysis on the expected cash flows of the derivative financial instrument. This analysis reflected the contractual terms of the derivative, including the period to maturity, and used observable market-based inputs, including interest rate market data and implied volatilities in such interest rates. While it was determined that the majority of the inputs used to value the derivatives fall within Level 2 of the fair value hierarchy under authoritative accounting guidance, the credit valuation adjustments associated with the derivatives also utilized Level 3 inputs, such as estimates of current credit spreads to evaluate the likelihood of default. However, as of December 31, 2015, the significance of the impact of the credit valuation adjustments on the overall valuation of the derivative financial instruments was assessed and it was determined that these adjustments were not significant to the overall valuation of the derivative financial instruments. As a result, it was determined that the derivative financial instruments in their entirety should be classified in Level 2 of the fair value hierarchy. The net unrealized loss included in other comprehensive loss was attributable to the net change in unrealized gains or losses related to the interest rate swaps that remained outstanding as of December 31, 2015, none of which were reported in the consolidated statement of income because they were documented and qualified as hedging instruments and there was no ineffectiveness in relation to the hedges.

As of December 31, 2015, we had a long-term incentive plan for three of our executives with components based on our total shareholder return, as well as our total shareholder return versus returns for seven of our peer companies. The fair value of these components was determined on the respective grant dates using the average trial-specific value of the awards eligible for grant under the plan based upon a Monte Carlo simulation model. This model considers various assumptions, including time value, volatility factors, current market and contractual prices, as well as projected future market prices for our common stock and the common stock of our peer companies over the performance period. Substantially all of these assumptions are observable in the marketplace throughout the full term of the plan, can be derived from observable data or are supported by observable levels at which transactions are executed in the marketplace.

Non-Recurring Fair Value Measurements

The following table presents our hierarchy for those assets measured and recorded at fair value on a non-recurring basis as of December 31, 2015:

Assets:	Total	Level 1	Level 2	Level 3		Total Losses(1)
	(In thousands)
Operating property held and used	$700	$—	$—	$700	(2)	$1,579
Land held and used	8,550	—	—	8,550	(3)	3,667

Total	$9,250	$—	$—	$9,250		$5,246

(1)	Total losses exclude impairments of $11.3 million recognized related to properties sold during the year ended December 31, 2015 and a goodwill impairment loss of $200,000 related to an operating property. See Note 6 for further discussion.
(2)	Represents the fair value of the property on the date it was impaired during the fourth quarter of 2015.
(3)	Impairments were recognized on a land parcel due to our reconsideration of our plans which increased the likelihood that the holding period may be shorter than previously estimated due to updated disposition plans and on another land parcel due to the total projected undiscounted cash flows being less than its carrying value.

The following table presents our hierarchy for those assets measured and recorded at fair value on a non-recurring basis as of December 31, 2014:

Assets:	Total	Level 1	Level 2	Level 3		Total Losses(1)
	(In thousands)
Operating properties held and used	$22,700	$—	$—	$22,700	(2)	$15,111
Land held and used	7,370	—	—	7,370		2,230

Total	$30,070	$—	$—	$30,070		$17,341

(1)	Total losses exclude impairments of $4.5 million recognized related to properties sold during the year ended December 31, 2014, primarily based on sales contracts.
(2)	$11.9 million of the total represents the fair value of an operating property as of the date it was impaired during the second quarter of 2014. As of December 31, 2014, the carrying amount of the property no longer equaled its fair value.

On a non-recurring basis, we evaluate the carrying value of investment property and investments in and advances to unconsolidated joint ventures, when events or changes in circumstances indicate that the carrying value may not be recoverable. Impairments, if any, typically result from values established by Level 3 valuations. The carrying value of a property is considered impaired when the total projected undiscounted cash flows from the property are separately identifiable and are less than its carrying value. In that event, a loss is recognized based on the amount by which the carrying value exceeds the fair value of the property as determined by purchase price offers or by discounted cash flows using the income or market approach. These cash flows are comprised of unobservable inputs which include contractual rental revenue and forecasted rental revenue and expenses based upon market conditions and expectations for growth. Capitalization rates and discount rates utilized in these models are based upon observable rates that we believe to be within a reasonable range of current market rates for the respective properties. Based on these inputs, we determined that the valuation of these investment properties and investments in unconsolidated joint ventures are classified within Level 3 of the fair value hierarchy.

The following are ranges of key inputs used in determining the fair value of income producing properties measured using Level 3 inputs:

	December 31, 2015		December 31, 2014
	Low	High	Low	High
Overall capitalization rates	10.0%	10.0%	8.0%	15.0%
Discount rates	12.5%	12.5%	9.5%	14.5%
Terminal capitalization rates	10.5%	10.5%	8.5%	13.5%

During the years ended December 31, 2015 and 2014, we recognized $1.6 million and $15.1 million, respectively, of impairment losses on operating properties. The estimated fair values related to the impairment assessments were primarily based on discounted cash flow analyses and, therefore, are classified within Level 3 of the fair value hierarchy.

During the year ended December 31, 2015 and 2014, we recognized impairment losses of $3.7 million and $2.2 million, respectively, on land parcels. The estimated fair values related to the impairment assessments were based on appraisals and, therefore, are classified within Level 3 of the fair value hierarchy.

We also performed annual, or more frequent in certain circumstances, impairment tests of our goodwill. Impairments, if any, resulted from values established by Level 3 valuations. We estimated the fair value of the reporting unit using discounted projected future cash flows, which approximated a current sales price. If the results of this analysis indicated that the carrying value of the reporting unit exceeded its fair value, an impairment was recognized to reduce the carrying value of the goodwill to fair value. During the year ended December 31, 2015, we recognized a goodwill impairment loss of $200,000. No goodwill impairment losses were recognized during the year ended December 31, 2014.

22.	Fair Value of Financial Instruments

The estimated fair values of financial instruments have been determined by us using available market information and appropriate valuation methods. Considerable judgment is required in interpreting market data to develop the estimates of fair value. Accordingly, the estimates presented herein are not necessarily indicative of the amounts that we could realize in a current market exchange. The use of different market assumptions and/or estimation methods may have a material effect on the estimated fair value amounts. We have used the following market assumptions and/or estimation methods:

Cash and Cash Equivalents, Accounts and Other Receivables, Accounts Payable and Accrued Expenses and Unsecured Revolving Credit Facility (classified within Levels 1, 2 and 3 of the valuation hierarchy) – The carrying amounts reported in the consolidated balance sheets for these financial instruments approximate fair value because of their short maturities.

Mortgage Notes Payable (classified within Level 2 of the valuation hierarchy) – The fair value estimated as of December 31, 2015 and 2014 was approximately $296.1 million and $337.4 million, respectively, calculated based on the net present value of payments over the term of the loans using estimated market rates for similar mortgage loans and remaining terms. The carrying amount (principal and unaccreted premium, net of unamortized deferred financing costs) of these notes was $283.5 million and $315.5 million as of December 31, 2015 and 2014, respectively.

Unsecured Senior Notes Payable (classified within Level 2 of the valuation hierarchy) – The fair value estimated as of December 31, 2015 and 2014 was approximately $528.0 million and $772.9 million, respectively, calculated based on the net present value of payments over the terms of the notes using estimated market rates for similar notes and remaining terms. The carrying amount (principal net of unamortized discount and deferred financing costs) of these notes was $515.4 million and $727.0 million as of December 31, 2015 and 2014, respectively.

Term Loans (classified within Level 2 of the valuation hierarchy) – The fair value estimated as of December 31, 2015 and 2014 was approximately $475.4 million and $249.8 million, respectively, calculated based on the net present value of payments over the term of the loans using estimated market rates for similar notes and remaining terms. The carrying amount (principal net of unamortized deferred financing costs) of the loans were $471.9 million and $248.1 million as of December 31, 2015 and 2014, respectively.

The fair market value calculations of our debt as of December 31, 2015 and 2014 include assumptions as to the effects that prevailing market conditions would have on existing secured or unsecured debt. The calculations used a market rate spread over the risk-free interest rate. This spread was determined by using the remaining life to maturity coupled with loan-to-value considerations of the respective debt. Once determined, this market rate was used to discount the remaining debt service payments in an attempt to reflect the present value of this stream of cash flows. While the determination of the appropriate market rate was subjective in nature, recent market data gathered suggested that the composite rates used for mortgages, senior notes and term loans are consistent with current market trends.

Interest Rate Swap Agreements (classified within Level 2 of the valuation hierarchy) – As of December 31, 2015 and 2014, the fair value of one of our interest rate swaps consisted of an asset of $217,000 and $681,000, respectively, which is included in other assets, and the fair value of the two remaining interest rate swaps consisted of a liability of $2.0 million and $952,000, respectively, which is included in accounts payable and accrued expenses in our consolidated balance sheets. As of December 31, 2015, the fair value of our forward starting interest rate swap consisted of an asset of $618,000, which is included in other assets in our consolidated balance sheets.

23.	Condensed Consolidating Financial Information

Many of our subsidiaries that are 100% owned, either directly or indirectly, have guaranteed our indebtedness under our unsecured senior notes, term loans and revolving credit facilities. The guarantees are joint and several and full and unconditional. The following statements set forth consolidating financial information with respect to guarantors of our unsecured senior notes:

Condensed Consolidating Balance Sheet As of December 31, 2015	Equity One, Inc.	Guarantor Subsidiaries	Non- Guarantor Subsidiaries	Eliminating Entries	Consolidated
	(In thousands)
ASSETS
Properties, net	$137,695	$1,548,840	$1,381,984	$(83)	$3,068,436
Investment in affiliates	2,899,538	—	—	(2,899,538)	—
Other assets	229,369	91,093	803,884	(816,879)	307,467

TOTAL ASSETS	$3,266,602	$1,639,933	$2,185,868	$(3,716,500)	$3,375,903

LIABILITIES
Total notes payable	$1,683,263	$120,238	$323,821	$(760,600)	$1,366,722
Other liabilities	19,333	104,969	171,090	(56,362)	239,030

TOTAL LIABILITIES	1,702,596	225,207	494,911	(816,962)	1,605,752
EQUITY	1,564,006	1,414,726	1,690,957	(2,899,538)	1,770,151

TOTAL LIABILITIES AND EQUITY	$3,266,602	$1,639,933	$2,185,868	$(3,716,500)	$3,375,903

Condensed Consolidating Balance Sheet As of December 31, 2014	Equity One, Inc.	Guarantor Subsidiaries	Non- Guarantor Subsidiaries	Eliminating Entries	Consolidated
	(In thousands)
ASSETS
Properties, net	$138,293	$1,546,620	$1,223,590	$(83)	$2,908,420
Investment in affiliates	2,760,512	—	—	(2,760,512)	—
Other assets	220,868	101,249	836,419	(810,177)	348,359

TOTAL ASSETS	$3,119,673	$1,647,869	$2,060,009	$(3,570,772)	$3,256,779

LIABILITIES
Total notes payable	$1,612,124	$147,451	$328,620	$(760,600)	$1,327,595
Other liabilities	24,129	107,848	156,259	(49,661)	238,575

TOTAL LIABILITIES	1,636,253	255,299	484,879	(810,261)	1,566,170
EQUITY	1,483,420	1,392,570	1,575,130	(2,760,511)	1,690,609

TOTAL LIABILITIES AND EQUITY	$3,119,673	$1,647,869	$2,060,009	$(3,570,772)	$3,256,779

Condensed Consolidating Statement of Comprehensive Income for the year ended December 31, 2015	Equity One Inc.	Guarantor Subsidiaries	Non- Guarantor Subsidiaries	Eliminating Entries	Consolidated
	(In thousands)
Total revenue	$23,512	$195,398	$141,243	$—	$360,153
Equity in subsidiaries’ earnings	169,424	—	—	(169,424)	—
Total costs and expenses	45,115	98,686	80,132	(1,119)	222,814

INCOME BEFORE OTHER INCOME AND EXPENSE, TAX AND DISCONTINUED OPERATIONS	147,821	96,712	61,111	(168,305)	137,339
Other income and (expense)	(82,437)	(9,271)	30,884	(1,904)	(62,728)

INCOME FROM CONTINUING OPERATIONS BEFORE TAX AND DISCONTINUED OPERATIONS	65,384	87,441	91,995	(170,209)	74,611
Income tax benefit (provision) of taxable REIT subsidiaries	—	1,618	(762)	—	856

NET INCOME	65,384	89,059	91,233	(170,209)	75,467

Other comprehensive loss	(910)	—	(69)	—	(979)

COMPREHENSIVE INCOME	64,474	89,059	91,164	(170,209)	74,488

Comprehensive income attributable to noncontrolling interests	—	—	(10,014)	—	(10,014)

COMPREHENSIVE INCOME ATTRIBUTABLE TO EQUITY ONE, INC.	$64,474	$89,059	$81,150	$(170,209)	$64,474

Condensed Consolidating Statement of Comprehensive Income for the year ended December 31, 2014	Equity One Inc.	Guarantor Subsidiaries	Non- Guarantor Subsidiaries	Eliminating Entries	Consolidated
	(In thousands)
Total revenue	$23,898	$194,502	$134,785	$—	$353,185
Equity in subsidiaries’ earnings	158,824	—	—	(158,824)	—
Total costs and expenses	50,548	101,820	80,611	(967)	232,012

INCOME BEFORE OTHER INCOME AND EXPENSE, TAX AND DISCONTINUED OPERATIONS	132,174	92,682	54,174	(157,857)	121,173
Other income and (expense)	(83,650)	(11,706)	34,985	(1,818)	(62,189)

INCOME FROM CONTINUING OPERATIONS BEFORE TAX AND DISCONTINUED OPERATIONS	48,524	80,976	89,159	(159,675)	58,984
Income tax provision of taxable REIT subsidiaries	—	(84)	(766)	—	(850)

INCOME FROM CONTINUING OPERATIONS	48,524	80,892	88,393	(159,675)	58,134
(Loss) income from discontinued operations	(19)	3,040	(72)	8	2,957

NET INCOME	48,505	83,932	88,321	(159,667)	61,091

Other comprehensive loss	(3,151)	—	(392)	—	(3,543)

COMPREHENSIVE INCOME	45,354	83,932	87,929	(159,667)	57,548

Comprehensive income attributable to noncontrolling interests	—	—	(12,194)	—	(12,194)

COMPREHENSIVE INCOME ATTRIBUTABLE TO EQUITY ONE, INC.	$45,354	$83,932	$75,735	$(159,667)	$45,354

Condensed Consolidating Statement of Comprehensive Income for the year ended December 31, 2013	Equity One Inc.	Guarantor Subsidiaries	Non- Guarantor Subsidiaries	Eliminating Entries	Consolidated
	(In thousands)
Total revenue	$26,379	$181,115	$125,017	$—	$332,511
Equity in subsidiaries’ earnings	177,772	—	—	(177,772)	—
Total costs and expenses	44,283	98,871	73,791	(518)	216,427

INCOME BEFORE OTHER INCOME AND EXPENSE, TAX AND DISCONTINUED OPERATIONS	159,868	82,244	51,226	(177,254)	116,084
Other income and (expense)	(86,051)	(10,756)	30,726	(1,524)	(67,605)

INCOME FROM CONTINUING OPERATIONS BEFORE TAX AND DISCONTINUED OPERATIONS	73,817	71,488	81,952	(178,778)	48,479
Income tax benefit of taxable REIT subsidiaries	193	74	217	—	484

INCOME FROM CONTINUING OPERATIONS	74,010	71,562	82,169	(178,778)	48,963
Income from discontinued operations	4,112	30,498	4,668	416	39,694

NET INCOME	78,122	102,060	86,837	(178,362)	88,657

Other comprehensive income	9,961	—	168	—	10,129

COMPREHENSIVE INCOME	88,083	102,060	87,005	(178,362)	98,786

Comprehensive income attributable to noncontrolling interests	—	(193)	(10,510)	—	(10,703)

COMPREHENSIVE INCOME ATTRIBUTABLE TO EQUITY ONE, INC.	$88,083	$101,867	$76,495	$(178,362)	$88,083

Condensed Consolidating Statement of Cash Flows for the year ended December 31, 2015	Equity One, Inc.	Guarantor Subsidiaries	Non- Guarantor Subsidiaries	Consolidated
	(In thousands)
Net cash (used in) provided by operating activities	$(67,233)	$63,304	$168,694	$164,765

INVESTING ACTIVITIES:
Acquisition of income producing properties	—	—	(98,300)	(98,300)
Additions to income producing properties	(2,851)	(10,987)	(7,154)	(20,992)
Acquisition of land	—	(1,350)	—	(1,350)
Additions to construction in progress	(7,249)	(33,826)	(22,525)	(63,600)
Deposits for the acquisition of income producing properties	(10)	—	—	(10)
Proceeds from sale of operating properties	—	4,526	1,279	5,805
Increase in deferred leasing costs and lease intangibles	(1,575)	(3,472)	(1,791)	(6,838)
Investment in joint ventures	(329)	—	(23,610)	(23,939)
Distributions from joint ventures	—	—	15,666	15,666
Collection of environmental tax credit	—	14,258	—	14,258
Repayments from subsidiaries, net	524	(3,741)	3,217	—

Net cash used in investing activities	(11,490)	(34,592)	(133,218)	(179,300)

FINANCING ACTIVITIES:
Repayments of mortgage notes payable	—	(26,814)	(24,250)	(51,064)
Deposit for mortgage note payable	—	(1,898)	—	(1,898)
Net borrowings under revolving credit facility	59,000	—	—	59,000
Repayment of senior notes payable	(220,155)	—	—	(220,155)
Borrowings under term loan, net	222,916			222,916
Payment of deferred financing costs	(168)	—	—	(168)
Proceeds from issuance of common stock	124,915	—	—	124,915
Repurchase of common stock	(320)	—	—	(320)
Stock issuance costs	(624)	—	—	(624)
Dividends paid to stockholders	(112,957)	—	—	(112,957)
Purchase of noncontrolling interests	—	—	(1,216)	(1,216)
Distributions to noncontrolling interests	—	—	(10,010)	(10,010)

Net cash provided by (used in) financing activities	72,607	(28,712)	(35,476)	8,419

Net decrease in cash and cash equivalents	(6,116)	—	—	(6,116)
Cash and cash equivalents at beginning of the year	27,469	—	—	27,469

Cash and cash equivalents at end of the year	$21,353	$—	$—	$21,353

Condensed Consolidating Statement of Cash Flows for the year ended December 31, 2014	Equity One, Inc.	Guarantor Subsidiaries	Non- Guarantor Subsidiaries	Consolidated
	(In thousands)
Net cash (used in) provided by operating activities	$(93,893)	$120,939	$117,049	$144,095

INVESTING ACTIVITIES:
Acquisition of income producing properties	—	(80,350)	(13,097)	(93,447)
Additions to income producing properties	(1,360)	(9,381)	(8,635)	(19,376)
Additions to construction in progress	(5,420)	(53,694)	(17,981)	(77,095)
Deposits for the acquisition of income producing properties	(50)	—	—	(50)
Proceeds from sale of operating properties	41,730	80,764	22,976	145,470
Decrease in cash held in escrow	10,662	—	—	10,662
Increase in deferred leasing costs and lease intangibles	(655)	(3,546)	(3,239)	(7,440)
Investment in joint ventures	—	—	(9,028)	(9,028)
Advances to joint ventures	—	—	(154)	(154)
Distributions from joint ventures	—	—	16,394	16,394
Repayment of loans receivable	—	—	60,526	60,526
Repayments from subsidiaries, net	72,065	(22,893)	(49,172)	—

Net cash provided by (used in) investing activities	116,972	(89,100)	(1,410)	26,462

FINANCING ACTIVITIES:
Repayments of mortgage notes payable	—	(29,648)	(102,916)	(132,564)
Net repayments under revolving credit facilities	(54,000)	—	—	(54,000)
Payment of deferred financing costs	(3,638)	—	—	(3,638)
Proceeds from issuance of common stock	145,447	—	—	145,447
Repurchase of common stock	(1,752)	—	—	(1,752)
Stock issuance costs	(591)	—	—	(591)
Dividends paid to stockholders	(106,659)	—	—	(106,659)
Purchase of noncontrolling interests	—	(2,191)	(761)	(2,952)
Distributions to noncontrolling interests	—	—	(11,962)	(11,962)

Net cash used in financing activities	(21,193)	(31,839)	(115,639)	(168,671)

Net decrease in cash and cash equivalents	1,886	—	—	1,886
Cash and cash equivalents at beginning of the year	25,583	—	—	25,583

Cash and cash equivalents at end of the year	$27,469	$—	$—	$27,469

Condensed Consolidating Statement of Cash Flows for the year ended December 31, 2013	Equity One, Inc.	Guarantor Subsidiaries	Non- Guarantor Subsidiaries	Consolidated
	(In Thousands)
Net cash (used in) provided by operating activities	$(82,023)	$119,434	$95,331	$132,742

INVESTING ACTIVITIES:
Acquisition of income producing properties	—	(60,000)	(49,449)	(109,449)
Additions to income producing properties	(1,636)	(7,265)	(4,760)	(13,661)
Acquisition of land	—	(3,000)	—	(3,000)
Additions to construction in progress	(731)	(38,639)	(14,635)	(54,005)
Deposits for the acquisition of income producing properties	(75)	—	—	(75)
Proceeds from sale of operating properties	85,602	156,637	44,272	286,511
Increase in cash held in escrow	(10,662)	—	—	(10,662)
Purchase of below-market leasehold interest	—	(25,000)	—	(25,000)
Increase in deferred leasing costs and lease intangibles	(1,283)	(4,863)	(3,120)	(9,266)
Investment in joint ventures	—	—	(30,401)	(30,401)
Repayments of advances to joint ventures	—	—	5	5
Distributions from joint ventures	—	—	12,576	12,576
Investment in loans receivable	—	—	(12,000)	(12,000)
Repayment of loans receivable	—	—	91,474	91,474
Advances to subsidiaries, net	189,418	(111,025)	(78,393)	—

Net cash provided by (used in) investing activities	260,633	(93,155)	(44,431)	123,047

FINANCING ACTIVITIES:
Repayments of mortgage notes payable	(3,578)	(26,279)	(18,422)	(48,279)
Net repayments under revolving credit facilities	(81,000)	—	—	(81,000)
Proceeds from issuance of common stock	8,898	—	—	8,898
Repurchase of common stock	(388)	—	—	(388)
Stock issuance costs	(96)	—	—	(96)
Dividends paid to stockholders	(104,279)	—	—	(104,279)
Purchase of noncontrolling interests	—	—	(18,972)	(18,972)
Distributions to noncontrolling interests	—	—	(10,038)	(10,038)
Distributions to redeemable noncontrolling interests	—	—	(3,468)	(3,468)

Net cash used in financing activities	(180,443)	(26,279)	(50,900)	(257,622)

Net decrease in cash and cash equivalents	(1,833)	—	—	(1,833)
Cash and cash equivalents at beginning of the year	27,416	—	—	27,416

Cash and cash equivalents at end of the year	$25,583	$—	$—	$25,583

24.	Quarterly Financial Data (unaudited)

	First Quarter (1)	Second Quarter (2)	Third Quarter	Fourth Quarter
2015	(In thousands, except per share data)
Total revenue	$88,479	$90,735	$90,439	$90,500
Income from continuing operations	$10,508	$29,561	$19,459	$15,939
Net income	$10,508	$29,561	$19,459	$15,939
Net income attributable to Equity One, Inc.	$8,006	$27,054	$16,961	$13,432
Basic per share data (3)
Income from continuing operations	$0.06	$0.21	$0.13	$0.10
Net income	$0.06	$0.21	$0.13	$0.10
Diluted per share data (3)
Income from continuing operations	$0.06	$0.21	$0.13	$0.10
Net income	$0.06	$0.21	$0.13	$0.10

(1)	During the first quarter of 2015, we recognized impairment losses of $11.3 million. See Note 6 for further discussion.
(2)	During the second quarter of 2015, in connection with the redemption of our interest in the GRI JV, we remeasured the carrying value of our equity interest in the joint venture to fair value and recognized a gain of $5.5 million. Additionally, we recognized a gain of $3.3 million from the deferred gains associated with the 2008 sale of certain properties by us to the joint venture. See Note 8 for further discussion.
(3)	The sum of the individual quarters per share data may not foot to the year-to-date totals due to the rounding of individual calculations.

	First Quarter	Second Quarter (2)	Third Quarter	Fourth Quarter (2)
2014	(In thousands, except per share data)
Total revenue	$92,697	$87,567	$86,377	$86,544
Income from continuing operations (1)	$27,911	$76	$20,897	$9,250
Net income	$30,975	$99	$20,801	$9,216
Net income (loss) attributable to Equity One, Inc.	$26,276	$(2,411)	$18,307	$6,725
Basic per share data
Income (loss) from continuing operations	$0.20	$(0.02)	$0.14	$0.05
Net income (loss)	$0.22	$(0.02)	$0.14	$0.05
Diluted per share data
Income (loss) from continuing operations	$0.20	$(0.02)	$0.14	$0.05
Net income (loss)	$0.22	$(0.02)	$0.14	$0.05

(1)	Reclassified to reflect the presentation of gain on sale of operating properties within continuing operations.
(2)	During the second and fourth quarters of 2014, we recognized impairment losses of $13.9 million and $8.0 million, respectively. See Note 6 for further discussion.

25.	Related Parties

Refer to Note 16 for a discussion of the private placements in 2015 and 2014 to Gazit First Generation LLC. Also refer to Note 16 with respect to our arrangement with MGN related to sales of common stock under our ATM Program.

We received rental income from affiliates of Gazit of approximately $253,000, $240,000 and $246,000 for the years ended December 31, 2015, 2014 and 2013, respectively.

General and administrative expenses incurred by us on behalf of Gazit with respect to the provision of IFRS financial statements and related matters, which are reimbursed, totaled approximately $886,000, $958,000 and $1.2 million for the years ended December 31, 2015, 2014 and 2013, respectively. The balance due from Gazit, which is included in accounts and other receivables, was approximately $242,000 and $303,000 as of December 31, 2015 and 2014, respectively.

We reimbursed MGN Icarus, Inc., an affiliate of Gazit, for certain travel expenses incurred by the Chairman of our Board of Directors. The amounts reimbursed totaled approximately $500,000, $271,000 and $111,000 for the years ended December 31, 2015, 2014 and 2013, respectively. The balance due to MGN Icarus, Inc., which is included in accounts payable and accrued expenses, was approximately $175,000 and $34,000 as of December 31, 2015 and 2014, respectively.

In December 2015, Gazit First Generation LLC, and MGN (USA), Inc., affiliates of Gazit, completed an underwritten public offering of 4.8 million shares of our common stock that were previously owned by them. We did not receive any proceeds from the offering, and pursuant to existing agreements with these affiliates, we incurred expenses of $245,000 in connection with the offering which are included in general and administrative costs in the consolidated statement of income for the year ended December 31, 2015.

26.	Subsequent Events

Pursuant to the Subsequent Events Topic of the FASB ASC, we have evaluated subsequent events and transactions that occurred after our December 31, 2015 consolidated balance sheet date for potential recognition or disclosure in our consolidated financial statements and have also included such events in the footnotes.

In January 2016, LIH exercised its redemption right with respect to all of its outstanding Class A Shares in the CapCo joint venture, and we elected to satisfy the redemption through the issuance of approximately 11.4 million shares of our common stock to LIH. LIH subsequently sold the shares of common stock in a public offering that closed on January 19, 2016. As a result, we now own 100% of CapCo, LIH holds no remaining interests in the Company or our subsidiaries, and David Fischel resigned from our Board of Directors in connection with the termination of LIH’s Board nomination right.

In January 2016, we entered into a mortgage note payable for $88.0 million secured by Westbury Plaza located in Nassau County, New York. The mortgage note payable matures on February 1, 2026 and bears interest at 3.76% per annum.

In February 2016, we redeemed our 6.25% unsecured senior notes, which had a principal balance of $101.4 million and were scheduled to mature in January 2017, at a redemption price equal to the principal amount of the notes, accrued and unpaid interest, and a required make-whole premium of $5.0 million. In connection with the redemption, we expect to recognize a loss on the early extinguishment of debt of $5.2 million during the first quarter of 2016 comprised of the aforementioned make-whole premium and deferred fees and costs associated with the notes.

In February 2016, we closed on the sale of three properties, one of which was classified as held for sale as of December 31, 2015, for an aggregate gross sales price of $10.3 million, resulting in an aggregate net gain of approximately $2.6 million.

In February 2016, we terminated and settled our $50.0 million forward starting interest rate swap, resulting in a cash payment of $3.1 million to the counterparty. The settlement value of the swap will amortize through interest expense over the life of the expected debt issuance.